UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No.     )

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to § 240.14a-12

AMEDISYS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

(225) 292-2031 or (800) 467-2662

email: investor@amedisys.com

April 28, 2009

Dear Fellow Stockholder:

You are cordially invited to our 2009 Annual Meeting of Stockholders on Thursday, June 4, 2009 at 4:00 p.m., Central Daylight Savings Time, at our corporate office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816. We look forward to updating you on new developments at Amedisys.

It is important that your shares be represented at the Annual Meeting. We hope you will come to the Annual Meeting in person, but whether you do, and regardless of the number of shares you own, please vote your shares by (i) accessing the Internet website specified on your proxy card; (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided (which is postage prepaid if mailed in the United States) in order to ensure your representation at the meeting.

Matters to be covered at the meeting are explained in detail in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Our culture of hard work, a passion for service and a commitment to our core values are the intangibles that separate us from our competition. While 2008 was a great year of growth for our company, we believe that the future is bright and will bring even more opportunity for us and our stockholders.

Sincerely,

William F. Borne

Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 4, 2009: The Proxy Statement and 2008 Annual Report to Stockholders are available at www.proxyvote.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, June 4, 2009

Time:	4:00 p.m., Central Daylight Savings Time

Place:	Amedisys, Inc. Corporate Headquarters 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816

Proposals:

1.	To elect the seven directors identified in the accompanying Proxy Statement to the Board of Directors of Amedisys, Inc. (the “Company”), each to serve a one-year term expiring at the latter of the 2010 Annual Meeting of the Company’s stockholders or upon his successor being elected and qualified.

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2009.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who can vote:	Stockholders of record at the close of business on April 9, 2009 (the “Record Date”).

How you can vote:	You may vote your proxy by (i) accessing the Internet website specified on your proxy card, (ii) calling the toll-free number specified on your proxy card; or (iii) marking, signing and returning the enclosed proxy card in the envelope provided. Stockholders who received their proxy card through an intermediary (such as a broker or bank) must deliver it in accordance with the instructions given by such intermediary.

Who may attend:	Any stockholder of record as of the Record Date may attend the meeting. Upon arrival to the meeting, you will be required to register and present government-issued photo identification, such as your driver’s license, state identification card or passport. If your shares are registered in the name of a bank, brokerage firm or other nominee and you plan to attend the meeting, bring your statement of account showing evidence of ownership as of the Record Date.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne

Chairman and Chief Executive Officer

April 28, 2009

YOUR VOTE IS IMPORTANT

Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated.

5959 S. Sherwood Forest Blvd.

Baton Rouge, Louisiana 70816

PROXY STATEMENT

Annual Meeting of Stockholders of the Company to be held on June 4, 2009

Some Questions You May Have Regarding this Proxy Statement

Q:	What is this document?

A:	This document is the proxy statement of Amedisys, Inc. that is being furnished to stockholders in connection with our Annual Meeting of stockholders to be held on Thursday, June 4, 2009 (the “Meeting”). A form of proxy card also is being furnished with this document.

We have tried to make this document simple and easy to understand. The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English,” and we will always try to communicate with you clearly and effectively. We will refer to Amedisys, Inc. throughout as “we,” “us,” the “Company” or “Amedisys.”

Q:	Why am I receiving these materials?

A:	You are receiving this document because you were one of our stockholders on April 9, 2009, the record date for the Meeting. We are sending this proxy statement and the form of proxy card to you in order to solicit your proxy (i.e., your permission) to vote your shares of Amedisys stock upon certain matters at the Annual Meeting. We are required by law to convene an annual meeting of our stockholders at which directors are elected. Because our shares are widely held, it would be impractical, if not impossible, for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. We began mailing this Proxy Statement and the accompanying form of proxy on or about April 28, 2009.

Q:	Who may vote at the Meeting?

A:	We have fixed the close of business on April 9, 2009, as the record date for determining who is entitled to vote at the Meeting. As of that date, there were 27,307,163 shares of our common stock outstanding and entitled to be voted at the Meeting. You may cast one vote for each share of common stock held by you on April 9, 2009 on all matters presented at the Meeting.

Q:	What proposals will be voted on at the Meeting?

A:	There are two proposals to be considered and voted on at the Meeting: (1) To elect the seven directors identified in this Proxy Statement to our Board of Directors, each to serve a one-year term expiring at the latter of the 2010 Annual Meeting of Stockholders or upon his successor being elected and qualified and (2) To ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

We will also consider other business that properly comes before the Meeting in accordance with Delaware law and our Bylaws.

Q:	What information is available on the Internet?

A:	A copy of this Proxy Statement and our 2008 Annual Report to Stockholders is available for download free-of-charge at www.proxyvote.com.

Our company website address is www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial, clinical, compliance and other information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the disclosing the same information. Therefore, investors should look to the “Investor Relations” subpage of our website for important and time-critical information. Visitors to our website can also register to receive automatic e-mail and other notifications alerting them when new information is made available on the “Investor Relations” subpage of our website.

In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct, our Corporate Governance Guidelines and the charters for the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Q:	How does our Board of Directors recommend that I vote?

A:	Please see the information included in this Proxy Statement relating to the proposals to be considered and voted on at the Meeting. Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to our Board of Directors identified in this Proxy Statement and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

Q:	What constitutes a quorum?

A:	The presence in person or by proxy of holders of a majority of our common stock is needed for a quorum at the Meeting.

Q:	What are “broker votes” and “broker non-votes”?

A:	On certain “routine” matters, including the election of directors and the ratification of the appointment of KPMG LLP as our independent registered public accountants described in this Proxy Statement, brokerage firms have authority under applicable stock exchange rules to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions (a “broker vote”), these shares are counted both for establishing a quorum to conduct business at the Meeting and in determining the number of shares voted for or against the routine matter.

On “non-routine” matters, if the brokerage firm has not received instructions from its customer, the brokerage firm cannot vote the shares on that proposal.

When a brokerage firm does not have the authority to vote its customers’ shares or does not exercise its authority, these are referred to as “broker non-votes.” Broker non-votes are only counted for establishing a quorum and will have no effect on the outcome of the vote.

We encourage you to provide instructions to your brokerage firm, bank or other nominee by voting your proxy. This action ensures your shares will be voted at the Meeting.

Q:	How many votes are required to elect directors?

A:	Directors are elected by a plurality of the votes cast at the Meeting. As a result, the seven directors receiving the highest number of for votes will be elected as directors.

Q:	What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions will have no effect on the outcome of the vote.

Q:	How many votes are needed to approve the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants?

A.	Approval of the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2009 requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.

Q:	How will my shares be voted if I return my proxy card? What if I return my proxy card but do not provide voting instructions?

Our Board of Directors has named William F. Borne, our Chief Executive Officer and Chairman, and Larry R. Graham, our President and Chief Operating Officer, as official proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, all shares will be voted as recommended by our Board of Directors.

All shares represented by properly executed proxies, unless previously revoked, will be voted at the Meeting as you direct.

IF YOU GIVE NO DIRECTION, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NAMED HEREIN AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer, you are considered a stockholder of record with respect to those shares. If you are a record holder, this Proxy Statement and the accompanying proxy card are being sent to you directly by Broadridge Financial Services, Inc. (formerly ADP). Please carefully consider the information contained in this Proxy Statement and, whether or not you plan to attend the Meeting, please vote by accessing the Internet website specified on your proxy card, calling the toll-free number specified on your proxy card or marking, signing and returning your proxy card promptly so that we can be assured of having a quorum present at the Meeting and so that your shares may be voted in accordance with your wishes, even if you later decide not to attend the Meeting. To vote at the Meeting, please bring the enclosed proxy card, or vote using the ballot provided at the Meeting. Please follow the directions on your proxy card carefully.

If, like most of our stockholders, you hold your shares in street name through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and this Proxy Statement is being forwarded to you together with a voting instruction card. To vote at the Meeting, beneficial owners will need to contact the broker, bank or other nominee that holds their shares to obtain a “legal proxy” to bring to the Meeting.

If you hold shares in the name of a broker, bank or other nominee you may be able to vote those shares by Internet or telephone depending on the voting procedures used by your broker, as explained below under the question “How do I vote if my shares are held in “street name” by a broker, bank or other nominee?”

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to the matters being voted upon.

Q:	How do I vote if my shares are held in “street name” by a broker, bank or other nominee?

A:	If your shares are held by a broker, bank or other nominee (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your broker, bank or other nominee will send you directions for voting those shares. Many (but not all) brokerage firms, banks and other nominees participate in a program provided through Broadridge Investor Communication Services that offers Internet and telephone voting options.

Q:	May I revoke my proxy after I have delivered my proxy?

A:	You may revoke your proxy at any time before it is voted by filing with our Corporate Secretary a written revocation or duly executed proxy with a later date. Your proxy will be considered revoked if you attend the Meeting and vote in person. If you are a beneficial stockholder (hold your shares in “street name”), you must contact your broker, bank or other nominee to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Meeting.

Q:	Who will bear the cost for soliciting votes for the Meeting?

A:	We will bear the cost of soliciting proxies. In addition to the use of mail, our directors, officers and regular employees may solicit proxies in person or by telephone or other means. These persons will not be compensated for the solicitation but may be reimbursed for out-of-pocket expenses. We have also made arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward this material to the beneficial owners of our common stock, and we will reimburse them for their reasonable out-of-pocket expenses.

Q:	Who will count the votes?

A:	We have hired a third party, Broadridge Financial Services, Inc., to judge voting, be responsible for determining whether or not a quorum is present and tabulate votes cast by proxy at the Meeting.

Q:	Where can I find voting results of the Meeting?

A:	We will announce preliminary voting results at the Meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of 2009 (a copy of which will be available on our website at http://www.amedisys.com).

Q:	May I propose actions for consideration at the next Annual Meeting of Stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Other Matters” for more details.

Q:	Whom should I contact with questions about the Meeting?

A:	If you have any questions about this proxy statement or the Meeting, please contact our Chief Financial Officer, Dale E. Redman, at 5959 S. Sherwood Forest Blvd, Baton Rouge, Louisiana 70816 or by telephone at (225) 292-2031 or (800) 467-2662.

EXECUTIVE OFFICERS

The following table presents information with respect to our executive officers:

Name	Age	Title
William F. Borne	51	Chief Executive Officer
Dale E. Redman	61	Chief Financial Officer
Larry R. Graham	43	President and Chief Operating Officer
Alice A. Schwartz	42	Chief Information Officer
Jeffrey D. Jeter	37	Chief Compliance Officer

William F. Borne founded our Company in 1982 and has been Chief Executive Officer and Chairman of our Board of Directors since then. He is also a member of the Board of Directors of Business First Bank of Louisiana.

Larry R. Graham joined our Company in April 1996. He became Chief Operating Officer of our Company in January 1999 and was appointed President in 2004. He continues to serve in both capacities. Effective January 1, 2009, he was appointed as a member of our Board of Directors.

Dale E. Redman joined our Company in February 2007 as our Chief Financial Officer. Prior to February 2007, he served as Managing Director at Windward Capital Consulting, LLC, where he assisted businesses with capital structure issues and provided management consulting services in support of such companies’ growth strategies. Prior to April 1999, he was the Executive Vice President and Chief Financial Officer of United Companies Financial Corporation, which was a publicly-traded home mortgage and home equity lender based in Baton Rouge, Louisiana.

Alice A. Schwartz became Chief Information Officer in September 2004 and also served as a Senior Vice President of Clinical Operations from 2003 to 2004. She joined our Company in 1998 where she served in various leadership roles, including Administrator and Regional Director of Clinical Services.

Jeffrey D. Jeter joined our Company in April 2001 as Vice President of Compliance/Corporate Counsel. In March 2004, he was appointed Chief Compliance Officer. Prior to joining our Company, he served as an Assistant Attorney General for the Louisiana Department of Justice from 1996 where he prosecuted health care fraud and nursing home abuse.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Bylaws provide that the number of directors will be determined by our Board of Directors, which has set the maximum number of directors at seven persons and which has nominated the seven persons named below for election at the Meeting. All of the nominees currently serve as directors. Each person elected will serve until the next Annual Meeting of Stockholders and until his successor has been duly elected and has qualified. Although our Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises before the Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by our Board of Directors.

Our Board of Directors maintains a Nominating and Corporate Governance Committee to recommend to our Board of Directors all director nominees. Stockholders who wish to recommend a person for consideration as a director nominee should follow the procedures described below under the heading “Stockholder Recommendation of Nominees.” Our Board of Directors selected the nominees for election at this Meeting upon the unanimous recommendation of the members of the Nominating and Corporate Governance Committee.

Nominees for election to our Board of Directors must possess certain basic personal and professional qualities in order to properly discharge their fiduciary duties to our stockholders, provide effective oversight of our management and monitor our adherence to principles of sound corporate governance. In identifying candidates for membership on our Board of Directors, the Nominating and Corporate Governance Committee takes into consideration a number of factors, including: (i) relevant career experience, relevant technical skills, industry knowledge and experience and financial expertise; (ii) individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and the ability to work collegially; and (iii) the extent to which the candidate would fulfill a present need on our Board of Directors.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of our Board of Directors and whether any vacancies on our Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates who may come to the attention of the Committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the Nominating and Corporate Governance Committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth above.

Certain information about the nominees is set forth below:

Name	Age	Served as a Director Since
William F. Borne	51	1982
Larry R. Graham	43	2009
Ronald A. LaBorde	52	1997
Jake L. Netterville	70	1997
David R. Pitts	69	1997
Peter F. Ricchiuti	51	1997
Donald A. Washburn	64	2004

William F. Borne. Mr. Borne founded our Company in 1982 and has been Chief Executive Officer and Chairman of our Board of Directors since then. He is also a member of the Board of Directors of Business First Bank of Louisiana.

Larry R. Graham. Mr. Graham joined our Company in April 1996. He became Chief Operating Officer of our Company in January 1999 and was appointed President in 2004. He continues to serve in both capacities. He was appointed as a member of our Board of Directors effective January 1, 2009.

Ronald A. LaBorde. Mr. LaBorde is president of HR Solutions, LLC, a private company which provides outsourced administration associated with human resources. Mr. LaBorde has served in that position since July 2008. Prior to July 2008, Mr. LaBorde managed personal investments, which included non-public operating companies, and provided management consulting services to various privately-held companies, including HR Solutions, LLC. From 1995 to May 2003, Mr. LaBorde was President and Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly traded retail restaurant business. Mr. LaBorde was appointed our Lead Director in February 2003.

Jake L. Netterville. Mr. Netterville was the Managing Partner of Postlethwaite & Netterville, a professional accounting corporation, from 1977 to 1998 and has since been Chairman of its Board of Directors. Mr. Netterville is a certified public accountant, has served as Chairman of the Board of Directors of the American Institute of Certified Public Accountants, Inc. (“AICPA”) and is a permanent member of the AICPA’s Governing Council. Mr. Netterville was appointed Chairman of the Audit Committee of our Board of Directors in February 2003.

David R. Pitts. Mr. Pitts has been President and Chief Executive Officer of Pitts Management Associates, Inc. (“PMA”) since 1981 and Chairman and Chief Executive Officer of PMA since 1999. PMA is a national hospital and healthcare management and consulting firm. Mr. Pitts has over forty years experience in hospital operations, healthcare planning and multi-institutional organizations, and has served in executive capacities in a number of hospitals, multi-hospital systems and medical schools. He also serves as Chairman of the Board of Directors of Business First Bank of Louisiana, Chairman of the Board of Trustees of General Health Corporation and Chair of the Church Pension Group in New York City and is a member of the North American Advisory Board of Sodexo. He is certified in hospital and healthcare administration and is a Fellow of the American College of Healthcare Executives. Mr. Pitts is Chairman of the Compensation Committee of our Board of Directors.

Peter F. Ricchiuti. Mr. Ricchiuti has been Assistant Dean and Director of Research of BURKENROAD REPORTS at Tulane University’s A. B. Freeman School of Business since 1993, and a Clinical Professor of Finance at Tulane since 1986. Mr. Ricchiuti is Chairman of the Investment Committee of our Board of Directors.

Donald A. Washburn. Mr. Washburn, a private investor for over five years, currently serves as a director on the boards of the following publicly traded companies: (i) LaSalle Hotel Properties, a real estate investment trust; (ii) The Greenbrier Companies, Inc., a manufacturer and lessor of rail cars and barges; and (iii) Key Technology, Inc., which designs and manufactures process automation systems for the food processing and industrial markets. He also serves on several private company boards. Mr. Washburn is Chairman of the Nominating and Corporate Governance Committee of our Board of Directors.

Board of Directors Recommendation

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE PERSONS NAMED ABOVE.

Vote Required

Directors are elected by a plurality of the votes cast at the Meeting.

Stockholder Recommendation of Nominees

Per the policies of our Nominating and Corporate Governance Committee, stockholders may recommend a nominee for consideration by the Committee by sending the following information to our Corporate Secretary, at 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana 70816, who will forward the information to the Chairman of the Committee:

•	Name, mailing address and telephone number of the stockholder;

•	The proposed nominee’s name, mailing address and telephone number;

•	A statement whether the proposed nominee knows that his or her name is being suggested by the stockholder, and whether he or she has consented to being suggested and is willing to serve;

•	The proposed nominee’s resume or other description of his or her background and experience; and

•	The stockholder’s reasons for proposing that the individual be considered.

For additional important information regarding stockholder nominations of directors and stockholder proposals, please see the “Other Matters” section of this Proxy Statement.

BOARD COMMITTEES AND MEETINGS

Board and Committee Meetings—2008

Our Board of Directors held six in-person and sixteen telephonic meetings in 2008. Our Board of Directors maintains Audit, Compensation, Nominating and Corporate Governance and Investment Committees that are each comprised solely of independent directors. Each Board committee generally meets on or around the date of each regularly-scheduled quarterly in-person Board meeting. During 2008, the Audit Committee held two in-person and two telephonic meetings, the Compensation Committee held four in-person and four telephonic meetings and the Nominating and Corporate Governance Committee held two in-person meetings and one telephonic meeting. The Investment Committee did not meet formally during 2008. Each director attended at least 75% of the total number of Board meetings and meetings of the Committees on which he served during 2008.

Independent Directors—Meetings in Executive Session

The independent directors meet in executive session on a regular basis (and at least once, quarterly) in connection with each in-person Board meeting without any members of our management or non-independent directors present. Mr. LaBorde presides over these executive sessions as Lead Director.

Board Committees

Audit Committee

The Audit Committee’s responsibilities are covered by its charter, a copy of which appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm. The Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), and its responsibilities include hiring and supervising the work of our registered independent public accountants and our Senior Vice President of Internal Audit and overseeing our financial reporting process, internal controls and legal and regulatory compliance.

The Audit Committee is comprised of Jake L. Netterville (Chairman) and each of our other independent directors. Our Board of Directors has determined that each member of the Audit Committee also meets the definition of an “independent director” as defined by Rule 10A-3 under the Exchange Act and that Messrs. Netterville and LaBorde qualify as “audit committee financial experts” as defined by Item 407(d)(5) of SEC Regulation S-K and NASDAQ Marketplace Rule 4350(d)(2)(A). This determination is based on the fact that Mr. Netterville is a certified public accountant and Mr. LaBorde, in his previous capacity as Chief Executive Officer of Piccadilly Cafeterias, Inc., a publicly-traded company, directly supervised that company’s Chief Financial Officer.

Compensation Committee

The Compensation Committee reviews and acts on compensation levels and benefit plans for our executives, approves director compensation and approves the issuance of stock options, nonvested stock and other equity-based awards under our stock option plans. The Compensation Committee is comprised of David R. Pitts (Chairman) and each of our other independent directors. Our Board of Directors has determined that each member of the Compensation Committee meets the definition of an “outside director” as defined by regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code and is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee may not delegate any of its authority with respect to approving the compensation (including equity-based compensation) of our directors and executive officers. The Committee may delegate its authority to approve awards of equity-based compensation to persons other than our directors and Executive Officers to our Chief Executive Officer. A copy of the Compensation Committee’s charter appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, formed in October 2004, recommends to our Board of Directors all nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also provides assistance to our Board of Directors in the annual evaluations of our Board of Directors and our Chief Executive Officer and the review and consideration of corporate governance practices. The Nominating and Corporate Governance Committee is comprised of Donald A. Washburn (Chairman) and each of our other independent directors. A copy of the Nominating and Corporate Governance Committee’s charter appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/committees.cfm.

Investment Committee

The Investment Committee is comprised of Peter F. Ricchiuti (Chairman), Ronald A. LaBorde and David R. Pitts, and its purpose is to monitor our cash investments for investment quality, risk and rate of return consistent with established cash investments policy guidelines.

Lead Director

Ronald A. LaBorde is our Lead Director. The Lead Director performs the following functions: consulting with the Chairman regarding Board and Board committee meeting agendas, maintaining dialogue with executive management and presiding over executive sessions with our independent directors. The specific responsibilities of our Lead Director are set forth in our Bylaws.

Board Independence, Stockholder Communications and Board Attendance at the Annual Stockholders Meeting

Our Board of Directors has reviewed and analyzed the independence of each director nominee. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examined whether there were any transactions and/or relationships between directors or their affiliates or immediate family members and the Company and the substance of any such transactions or relationships.

Following this review, our Board of Directors determined that all directors other than Mr. Borne and Mr. Graham are “independent” under the director independence requirements and listing standards of The NASDAQ Global Select Market. Mr. Borne and Mr. Graham are not considered independent because they are executive officers of the Company.

Stockholders who wish to communicate with our Board of Directors should address their communications to our Corporate Secretary, who is responsible for promptly disseminating such communications to our Board of Directors. Stockholders who would like to submit the name of a person for consideration as a director nominee should address any communication to our Corporate Secretary in accordance with the procedures described under the heading “Proposal 1—Election of Directors—Stockholder Recommendation of Nominees.”

We do not have a formal policy regarding attendance by Board members at our Annual Stockholders Meeting because management is available at the meeting to answer questions from stockholders in attendance. No directors attended the 2008 Annual Stockholders Meeting. Historically, we have had low stockholder attendance at our Annual Stockholders Meetings.

CODE OF ETHICAL BUSINESS CONDUCT

Our Board of Directors has adopted a Code of Ethical Business Conduct that is applicable to all our directors, Executive Officers and employees. The Code is available on the “Investors” section of our website, http://www.amedisys.com, using the link entitled “Pledge to our Stockholders.” The purpose of the Code is to, among other things, deter wrongdoing and promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in our filings with the SEC and in public communications; compliance with applicable laws, rules and regulations; the prompt internal reporting of violations; and accountability.

CORPORATE GOVERNANCE GUIDELINES

Our Board of Directors has adopted Corporate Governance Guidelines. The purpose of the Guidelines is to assist the Board in the exercise of its responsibilities and to serve the best interests of the Company and its stockholders. A copy of the Corporate Governance Guidelines appears on the Corporate Governance sub-page of our website, specifically: http://www.amedisys.com/corp_governance.cfm.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our directors and Executive Officers, and persons who own more than ten percent of our common stock to file reports of ownership and changes of ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2008 and written representations by our directors and executive officers, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2008.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2009. The submission of this matter for ratification by stockholders is not legally required; however, our Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the Audit Committee and the Board of Directors on an important issue of corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm as our Company’s external auditor. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm to be our Company’s external auditor at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

KPMG Representative – Attendance at the Meeting

A representative of KPMG will be present at the Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

REPORT OF THE AUDIT COMMITTEE

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Audit Committee and what does it do?

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight and review of Amedisys’ accounting functions and internal controls. The committee recommends to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K and approves all fees paid to our independent registered public accounting firm. The committee also receives quarterly reports from our Internal Audit Department and approves the annual Internal Audit Work Plan and the compensation of the Senior Vice President of Internal Audit.

Are the members of the Audit Committee “independent”?

Yes. The Audit Committee is comprised of five directors, all of whom are independent as determined in accordance with the listing standards of the NASDAQ Global Select Market and within the meaning of Rule 10A-3 under the Exchange Act.

Do the members of the Audit Committee meet regularly in executive session without members of Company management present? Do the members of the Audit Committee meet separately with representatives of the Company’s independent registered public accounting firm and Internal Audit Departments?

Yes. The Audit Committee meets at least once quarterly in executive session without members of Company management present. During these executive sessions, the Audit Committee will also meet separately with representatives of the Company’s independent registered public accounting firm (generally, the Lead Audit Partner) and the Senior Vice President of Internal Audit. The Audit Committee also meets separately with our Chief Compliance Officer.

What steps did the Audit Committee take in recommending that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 (our “2008 Annual Report”)?

In connection with recommending that our audited financial statements be included in our 2008 Annual Report, the members of the Audit Committee took the following steps:

•

The members of the Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

•

Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

•

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3520 (Auditor Independence), and the members of the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The members of the Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence. This discussion and disclosure informed the Audit Committee of the independent registered public accounting firm’s independence, and assisted the Audit Committee in evaluating that independence. The members of the Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•

The members of the Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheet as of December 31, 2008 and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2008, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•

The members of the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority) reviewed and pre-approved all permissible non-audit services by our independent registered public accounting firm.

•	The members of the Audit Committee reviewed and discussed Chief Executive Officer and Chief Financial Officer Certifications concerning the Company’s 2008 Annual Report.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly review, and additional matters deemed relevant and appropriate by this Committee, including internal audit activities, the Audit Committee committee recommended to the Board of Directors that our audited consolidated financial statements be included in our 2008 Annual Report.

Who has furnished this report?

This report has been furnished by the members of the Audit Committee:

Jake L. Netterville (Chairman)

Ronald A. LaBorde

David R. Pitts

Peter F. Ricchiuti

Donald A. Washburn

FEES PAID TO AUDITORS

The following summarizes the fees billed to us and our subsidiaries by KPMG for professional services rendered in 2008 and 2007.

	Year ended December 31,
	2008		2007
Fee Category	Amount	Percent	Amount	Percent
Audit fees	$1,123,323	55.2%	$1,074,987	80.9%
Audit - related fees	—	—	25,000	1.9%
Tax fees	202,490	9.9%	229,356	17.2%
All other fees	710,004	34.9%	—	—

Total fees	$2,035,817	100.0%	$1,329,343	100.0%

Fees for audit services include fees associated with the annual audit, our annual report on Form 10-K and the reviews of our quarterly reports on Form 10-Q, services that are normally provided by our registered independent public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only our registered independent public accounting firm can provide. Audit-related fees include reviews of SEC comment letters and equity offerings. All other fees include due diligence in connection with acquisitions and accounting consultations. Tax fees include tax compliance and limited consulting services. All of the services described above were pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority).

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors; Delegation of Pre-Approval Authority in Specified Instances

All audit and permissible non-audit services provided by the independent auditors are pre-approved by the Audit Committee (or the Chairman of the Committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated authority to Mr. Netterville, the Chairman of the Committee, to address requests for pre-approval of specified types of transactions not included in the annual budget prepared by the independent auditors, provided that any such pre-approvals are presented to the full Audit Committee at its next meeting.

Equity Compensation Plan Information As Of December 31, 2008

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	658,346	$16.73	1,740,310
Equity compensation plans not approved by security holders	—	$—	—

Total	658,346	$16.73	1,740,310

STOCK OWNERSHIP

The following table shows beneficial ownership of our common stock as of April 9, 2009, unless otherwise indicated, by (i) each person known by us to beneficially own more than five percent of our common stock in accordance with Rule 13d-3 under the Exchange Act, (ii) each of our directors and director nominees, (iii) each Named Executive Officer (as such term is defined under the heading “Compensation Discussion and Analysis” below), and (iv) all of our directors and Named Executive Officers as a group. Except as noted below, the persons named have sole voting and investment power with respect to all shares of common stock.

Name	Shares Beneficially Owned	Percent of Voting Power
5% Stockholders
Lord, Abbett & Co. LLC(1)	1,461,828	5.4%
Barclays Global Investors, NA(2)	1,895,015	6.9%
Friess Associates LLC(3)	1,357,900	5.0%

Non-Employee Directors(4)
Ronald A. LaBorde	75,597	*
Jake L. Netterville	87,242	*
David R. Pitts	45,444	*
Peter F. Ricchiuti	51,813	*
Donald A. Washburn	35,261	*

Executive Officers
William F. Borne(5)	317,919	*
Larry R. Graham(6)	179,967	*
Dale E. Redman(7)	11,844	*
Alice A. Schwartz(8)	8,380	*
Jeffrey D. Jeter(9)	17,064	*
All Executive Officers and Directors as a Group (10 Persons)(10)	830,531	3.0%

(*)	Less than one percent
(1)

This disclosure is based on a Schedule 13G/A filed with the SEC on February 13, 2009 by Lord, Abbett & Co. LLC. The address for Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey 07302. Lord Abbett & Co. LLC reports sole voting power with respect to 1,241,912 shares and sole dispositive power with respect to 1,461,828 shares. The shares reported are held on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.
(2)

This disclosure is based on a Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA (“Barclays”), Barclays Global Fund Advisors (“BG Fund”), Barclays Global Investors, LTD (“BGI LTD”), Barclays Global Investors Japan Limited (“BGI Japan”), Barclays Global Investors Canada Limited (“BGI Canada”), Barclays Global Investors Australia Limited (“BGI Australia”) and Barclays Global Investors (Deutschland) AG (“BGI Germany”). Barclays reports sole voting power with respect to 655,888 shares and sole dispositive power with respect to 749,195 shares; BG Fund reports sole voting power with respect to 820,544 shares and sole dispositive power with respect to 1,127,818 shares; BGI LTD reports sole voting power with respect to 725 shares and sole dispositive power with respect to 18,002 shares; and BGI Japan, BGI Canada, BGI Australia and BGI Germany report voting and dispositive power with respect to 0 shares. The address for Barclays and BG Fund is 400 Howard Street, San Francisco, California 94105; the address for BGI LTD is Murray House, 1 Royal Mint Court, London, EC3N 4HH, England; the address for BGI Japan is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, 150-8402, Japan; the address for BGI Canada is Brookfield Place 161 Bay Street, Suite 2500, Toronto, Canada, Ontario M5J 2S1; the address for BGI Australia is Level 43, Grosvenor Place, 225 George Street, Sydney Australia NSW 1220; and the address for BGI Germany is Apianstrasse 6, D-85774 Unterfohring, Germany. The shares reported are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)

This disclosure is based on a Schedule 13G filed with the SEC on February 17, 2009 by Friess Associates LLC. The address for Friess Associates LLC is 115 E. Snow King, Jackson, Wyoming 83001. Friess Associates LLC reports sole voting power with respect to 1,357,900 shares and sole dispositive power with respect to 1,357,900 shares. The shares reported are held on behalf of investment advisory clients.

(4)	Included in the “Shares Beneficially Owned” column for each of our non-employee directors are 1,997 shares of nonvested stock, 100% of which will vest on July 1, 2009.
(5)

Includes 15,000 shares held in trust for his minor children (sole investment and voting power for these shares are vested in a third party trustee), 15,000 shares owned by his wife over which she has sole voting and investment power and 4,200 shares of nonvested stock (50% of which will vest on April 1, 2010 and the balance of which will vest on April 1, 2011).

(6)

Includes 13,905 shares owned by his wife over which she has sole voting and investment power, 27,545 shares owned jointly with his wife, 9,710 shares of nonvested stock (7,408 shares of which will vest on October 29, 2009, 1,151 shares of which will vest on April 1, 2010 and 1,151 shares of which will vest on April 1, 2011) and 2,687 shares of nonvested stock owned by his wife over which she has sole voting and investment power (412 shares of which will vest on April 1, 2010, 896 shares of which will vest on April 1, 2011, 896 shares of which will vest on April 1, 2012 and 483 shares of which will vest on April 1, 2013).

(7)

Includes 10,969 shares of nonvested stock (3,333 shares of which will vest on February 21, 2010, 484 shares of which will vest on April 1, 2010, 3,333 shares of which will vest on February 21, 2011, 485 shares of which will vest on April 1, 2011 and 3,334 shares of which will vest on February 21, 2012).

(8)

Includes 3,936 shares of nonvested stock (404 shares of which will vest on April 1, 2010, 1,042 shares of which will vest on May 23, 2010, 404 shares of which will vest on April 1, 2011, 1,043 shares of which will vest on May 23, 2011 and 1,043 shares of which will vest on May 23, 2012).

(9)

Includes 2,988 shares of nonvested stock (250 shares of which will vest on April 1, 2010, 829 shares of which will vest on May 23, 2010, 251 shares of which will vest on April 1, 2011, 829 shares of which will vest on May 23, 2011 and 829 shares of which will vest on May 23, 2012).

(10)

Includes shares that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Mr. LaBorde, 64,003 shares; Mr. Netterville 13,334 shares; Mr. Pitts, 32,001 shares; Mr. Ricchiuti, 37,186 shares; and Mr. Washburn, 13,334 shares; Mr. Borne, 87,101 shares; Mr. Graham, 100,691 shares; Mr. Redman, zero shares; Ms. Schwartz, zero shares; and Mr. Jeter, 9,001 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy, objectives and processes. It explains the decision making process used by our Compensation Committee (the “Committee”), the reasoning behind our executive compensation program, and the actions the Committee took related to the compensation of the executives listed below:

William F. Borne—Chief Executive Officer

Larry R. Graham—President and Chief Operating Officer

Dale E. Redman—Chief Financial Officer

Alice A. Schwartz—Chief Information Officer

Jeffrey D. Jeter—Chief Compliance Officer

Executive compensation disclosure rules require us to report the compensation of our principal executive officer, who is Mr. Borne, our principal financial officer, who is Mr. Redman, and our next three highest-paid executive officers. We refer to these persons as the “Named Executive Officers.”

Executive Summary

Our executive compensation program currently consists of base salary, annual performance-based incentives (cash bonus awards), long-term equity awards in the form of restricted stock units and/or nonvested stock grants, and retirement, health and welfare benefits. Each year, the Compensation Committee determines the compensation for our Named Executive Officers.

The Compensation Committee believes our Company’s compensation strategy has served our Company and stockholders well. As a result, we continue to rely on long-term equity awards to retain an outstanding executive team and to ensure a strong connection between executive compensation and financial performance. In addition, annual awards of performance-based cash incentives are designed to compensate our Named Executive Officers for achieving specific financial goals established annually by the Compensation Committee, as described under the heading “Annual Performance-Based Incentive Compensation,” below.

The Compensation Committee believes that the compensation program for our Named Executive Officers has been instrumental in helping our Company achieve its business objectives and is appropriate and fair in light of our Company’s strong financial performance. For example, in fiscal year 2008, net service revenue increased 70.1% to $1.2 billion compared to $697.9 million in 2007. Net income also increased 33.1% to $86.7 million in 2008 compared to $65.1 million in 2007. In addition, earnings per share increased 29.8% to $3.22 in 2008 compared to $2.48 per share in 2007 while the number of diluted shares outstanding increased to 26.9 million in 2008 compared to 26.3 million in 2007.

Compensation Philosophy and Objectives

Our compensation philosophy, which extends to all employees including our Named Executive Officers, is designed to align employee and stockholder interests. The philosophy’s objective is to pay fairly based upon the employee’s position, experience and performance. Employees may be rewarded through additional compensation, for example, in the form of a cash bonus or an equity grant, when we meet or exceed targeted business objectives. Certain employees are also eligible to receive incentive compensation based on both individual and company performance. As an employee’s level of responsibility increases, our compensation philosophy generally targets a greater portion of their incentive compensation to be contingent upon company performance.

The objectives of our compensation philosophy are described below:

•	Market-driven. We structure our compensation programs to be competitive in the total compensation that they offer.

•	Focused on the individual. We design our incentive compensation programs to attract, motivate and retain key management, including our Named Executive Officers.

•

Stockholder-aligned. Management-level employees generally have some portion of their incentive compensation aligned with our Company’s overall financial performance through cash bonus programs or equity grants, the value of which is directly tied to the creation of stockholder value.

•

Performance-based. Management-level employees generally have some portion of their incentive compensation linked to a combination of company, operating unit, and/or individual performance. The application of performance measures as well as the form of the award may vary depending on the employee’s position and responsibilities.

•

Values-oriented. Our Core Beliefs, as distributed to each employee upon hire, guide and support the design and administration of our compensation programs. We measure individual performance by taking into consideration both productivity and the extent to which each employee conducts business in accordance with our Core Beliefs. Our Core Beliefs are as follows:

•	Encourage all Amedisys employees to be stockholders;

•	Build careers, not jobs;

•	Have an owner’s mentality;

•	Be a visionary;

•	Hire great people and invest in their personal and professional growth;

•	Choose accountability over popularity;

•	Focus on the things you can control;

•	Require continuous improvement;

•	Communicate without fear of retribution;

•	Embrace and accept change;

•	Communicate, communicate, communicate;

•	Practice lateral service; and

•	Remember why we are here.

Compensation Administration

Role of the Compensation Committee

Pursuant to the terms of its charter, the Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of our Named Executive Officers, including our Chief Executive Officer. The Committee’s primary responsibilities are as follows:

•	Review and approval of corporate incentive goals and objectives relevant to executive compensation;

•	Evaluation of the performance of our Chief Executive Officer and review of the Chief Executive Officer’s evaluation of the performance of our other Named Executive Officers;

•	Evaluation of the competitiveness of the total compensation package for our Named Executive Officers;

•	Evaluation and approval of Named Executive Officer employment, severance and change-in-control agreements; and

•

Approval of any changes to the total compensation package for our Named Executive Officers, including but not limited to changes to benefits, base salary, annual cash incentive and long-term equity incentive award opportunities and retention programs.

Additional information regarding the Committee’s responsibilities is set forth in its charter, a copy of which is posted on our website at http:// www.amedisys.com/committees.cfm

Role of the Chief Executive Officer

Our Chief Executive Officer, William Borne, makes recommendations to the Committee regarding the compensation of our other Named Executive Officers. The Committee often requests Mr. Borne to be present at Committee meetings when executive compensation is discussed and relies on Mr. Borne’s performance evaluations of our other four Named Executive Officers when deliberating their performance-based compensation. Within the framework of the compensation programs approved by the Committee, Mr. Borne is encouraged to recommend base salary adjustments and make suggestions regarding incentive plan performance measures and equity compensation grants for these executives. Mr. Borne’s recommendations are based upon his assessment of each Named Executive Officer’s individual performance, the performance of their respective business units or functions, retention considerations and market factors. The Committee reviews these recommendations before making its decision. Mr. Borne does not play any role in the Committee’s deliberation of matters impacting his own compensation, and only Committee members are permitted to vote on matters related to Named Executive Officer compensation.

Role of the Independent Compensation Consultant

The Compensation Committee’s charter grants the Committee the authority to retain experts in the field of executive compensation to assist the Committee in fulfilling its duties. In 2008, the Compensation Committee engaged Pearl Meyer & Partners as its compensation consultant. In 2008, Pearl Meyer & Partners provided the following consulting services to the Committee:

•

Executive compensation review and related advice. The review involved the preparation and analysis of selected compensation information (including total compensation, base salaries, incentive compensation, and “pay versus performance” data) for a “peer group” of publicly held companies with comparable revenues in the healthcare services sector and published survey data (representing a broader group of companies than the peer group);

•	Compensation review and related advice for selected members of our non-Named Executive Officer senior management;

•	Non-employee director compensation review and related advice; and

•	Assistance with the preparation of the compensation-related portions of our Proxy Statement.

Because Pearl Meyer & Partners does not provide any non-compensation related services to our Company, we believe that they are independent of management and provide the Compensation Committee with objective advice.

As part of its engagement, Pearl Meyer & Partners participated in meetings with both the Compensation Committee and senior management to learn more about our business strategy and executive compensation objectives. The Committee retains Pearl Meyer & Partners directly, although in carrying out assignments, Pearl Meyer & Partners also interacts in certain capacities with our management-level employees.

Review of Peer Group and Survey Data

The Committee reviews each Named Executive Officer’s compensation on an annual basis to ensure that it is consistent with our compensation philosophy. In connection with this review process, the Committee reviews compensation practices at peer companies in the healthcare services sector to help ensure that our executive compensation is within a reasonably competitive range. The Committee also reviews survey data regarding the executive compensation practices of similarly sized companies across multiple industries to provide context for the compensation data of our peer group companies. However, while it considers the peer group and survey data to be helpful in understanding how our compensation levels compare to other companies, the peer group and survey data are only one factor that the Committee considers in making its decisions regarding executive compensation. For example, the Committee also considers the alignment of our then-current compensation practices with our compensation philosophy, program structure, retention goals and other factors (such as recent revenue growth and the integration of large acquisitions) before making compensation decisions.

The primary factors that the Committee considered when determining the members of our Company’s peer group are industry and revenue size. Given our Company’s recent growth, the Committee has decided to evaluate the appropriateness of its members of its peer group on an annual basis. For example, in late 2006, the Committee reviewed a report prepared by Pearl Meyer & Partners that compared components of our Named Executive Officers’ compensation to survey data and the compensation practices adopted by a peer group of similarly sized companies in the healthcare services and facilities sector. In both November 2007 (the “2007 Peer Group”) and June 2008 (the “2008 Peer Group”), the Committee worked with Pearl Meyer and Partners to evaluate our peer group to better reflect changes due to our Company’s growth and performance. For example:

•	As of December 31, 2006, we owned and operated 261 home health and 14 hospice agencies in 19 states and had net service revenue of $541.1 million;

•	As of December 31, 2007, we owned and operated 325 home health and 29 hospice agencies in 30 states and Puerto Rico and had net service revenue of $697.9 million; and

•

As of December 31, 2008, we owned and operated 480 home health and 48 hospice agencies in 37 states, the District of Columbia and Puerto Rico and had net service revenue of $1.1874 billion. A large percentage of our Company’s growth in 2008 was attributable to its largest acquisition-to-date, TLC Health Care Services, Inc. (the “TLC Acquisition”).

As we grew in size as a result of adding new agencies either by acquisition activity or by opening de novo “start-up” agencies, certain smaller health care services and facilities companies (in terms of market value) in our peer group were replaced with larger companies. Our 2007 Peer Group and 2008 Peer Group were comprised of the following companies:

2007 Peer Group	2008 Peer Group

Apria Healthcare Group, Inc.

Air Methods Corp.

American Homepatient, Inc.

Amsurg Corp.

Emeritus Corp.

Five Star Quality Care, Inc.

Gentiva Health Services, Inc.

Healthways, Inc.

Lincare Holdings, Inc.

Matria Healthcare, Inc.

National Healthcare Corp.

Odyssey Healthcare, Inc.

Option Care, Inc.

Psychiatric Solutions, Inc.

Rehabcare, Group, Inc.

Res-Care, Inc.

Rotech Healthcare, Inc.

Rural/Metro Corp.

Sun Healthcare Group, Inc.

Apria Healthcare Group, Inc.

Brookdale Senior Living, Inc.

Chemed Corp.

Emeritus Corp.

Gentiva Health Services, Inc.

Healthextras, Inc.

Healthsouth Corp.

Healthways, Inc.

inVentive Health, Inc.

Lincare Holdings, Inc.

National Healthcare Corp.

Pediatrix Medical Group, Inc.

Psychiatric Solutions, Inc.

Res-Care, Inc.

Sun Healthcare Group, Inc.

Review of Named Executive Officer Compensation

During 2008, based on an assessment of our goals and objectives for the compensation of our Named Executive Officers, the Committee approved the following, which are discussed in further detail under related subheadings in this CD&A:

•	Adjustments to the Named Executive Officers’ base salaries;

•	Annual performance-based cash awards;

•	Grants of performance-based restricted stock units to the Named Executive Officers; and

•	Grants of nonvested stock to the Named Executive Officers.

Components of Compensation

We compensate our Named Executive Officers through the following components:

•	Base salary;

•	Annual performance-based incentive compensation (cash bonus awards);

•	Long-term incentives (equity-based awards); and

•	Retirement, health and welfare benefits and, if deemed appropriate, perquisites.

In determining how our Named Executive Officers’ total compensation package is allocated among these components, the Committee emphasizes the components that reward the accomplishment of business objectives and create stockholder value. Concurrently, the Committee believes it is appropriate to provide our Named Executive Officers with a reasonable level of guaranteed compensation through base salary and benefits, together with significant opportunity for additional compensation through annual and long-term incentives. Our Chief Executive Officer and other Named Executive Officers have a higher percentage of variable compensation relative to our other employees. The Committee believes this is appropriate because of the direct influence that our Named Executive Officers have on our financial performance.

Total compensation, consisting of base salaries and annual and long-term incentive compensation at target levels, is generally set between the median and 75th percentile based on an analysis of peer group and survey data, as described above. The Committee also believes that our Named Executive Officers’ total compensation should be weighted toward variable compensation through annual cash incentives and equity-based awards. If targeted performance levels are not achieved, our Named Executive Officers’ total compensation is likely to be below the median of comparable positions at our peer group companies. Alternatively, if the targeted performance levels are exceeded, our Named Executive Officers’ total compensation is likely to be above the median of comparable positions at our peer group companies.

Base Salaries

We target our Named Executive Officers’ base salaries to be competitive when compared to the salary levels of persons holding similar positions at competitor companies. The Committee reviewed the 2007 Peer Group and general survey data in making decisions about 2008 salary levels. The Committee also considers each Named Executive Officer’s respective responsibilities, experience, expertise and individual performance when setting base salaries.

Our Named Executive Officers’ base salaries were adjusted by the Committee in February 2008 (effective April 1, 2008), as follows:

Name	Base Salary through 3/31/08	Base Salary Effective 4/1/08	Percentage Increase
William F. Borne	$650,000	$750,000	15.4%
Larry R. Graham	$475,000	$550,000	15.8%
Dale E. Redman	$300,000	$375,000	25.0%
Alice Ann Schwartz	$250,000	$350,000	40.0%
Jeffrey D. Jeter	$155,000	$180,000	16.1%

These base salary adjustments were greater than our typical annual cost of living/merit adjustments. In making the salary adjustments, the Committee considered each Named Executive Officer’s position relative to the market data and the expanded responsibilities of each Named Executive Officer after giving effect to the TLC Acquisition, which added 92 home health and 11 hospice agencies to our operations.

Annual Performance-Based Incentive Compensation

Prior to 2007, the Committee paid discretionary cash bonuses to management employees, including our Named Executive Officers, based on our financial and operational results for the year under consideration. The factors that the Compensation Committee would consider to determine annual incentive payment (i.e. cash bonus) amounts would vary from year to year. The Committee believed that discretionary bonuses provided flexibility to reward performance in a period where annual performance goals proved to be difficult to establish and may have to be continuously revised due to rapid expansion of our business.

Beginning with the 2007 fiscal year, the Committee established annual incentive compensation performance measures based on our Company’s continued profitable growth and reserved the ability to reduce (but not increase) the amounts earned as a result of a subjective review of the individual performance of each Named Executive Officer. The Committee continued this approach to annual performance-based incentive compensation in 2008.

In 2008, the target bonus opportunity for each Named Executive Officer was expressed as a percentage of base salary: Mr. Borne—100% of base salary, Mr. Graham—75% of base salary, and the other Named Executive Officers—50% of base salary. Named Executive Officers could earn between zero and 150% of their target opportunity based on the achievement of a certain pre-defined corporate performance measure, and the Committee, in its discretion reserved the ability to reduce (but not increase) the amounts earned as a result of a subjective review of the performance of each Named Executive Officer. Threshold, target and maximum incentive opportunities were set based on our Company’s historical practices and the Committee’s desire to provide a meaningful award for achieving outstanding performance. In the course of setting the threshold, target and maximum incentive opportunities, the Committee reviewed the 2007 Peer Group and survey data to ensure that the potential awards were competitive.

For 2008, the incentive compensation opportunity was based on the overall corporate performance measure of diluted earnings per share (“EPS”), as follows:

	Threshold	Target	Maximum
2008 EPS Performance Levels	$2.32	$2.40	$2.50
Incentive Earned as % of Target	50%	100%	150%

In establishing the performance measures, the Committee took into consideration organic growth, past experience integrating large acquisitions and general business opportunities and challenges. The 2008 target EPS level was approximately 17% higher than the target EPS level that was selected in connection with 2007 incentive compensation opportunities. The Committee felt it was appropriate to set EPS as the sole performance measure because it believes that EPS growth encourages our Named Executive Officers to focus on improving earnings and profitable growth. It also believes that this measure is aligned with our overall objective of creating long-term value for our stockholders.

The target, threshold and maximum EPS levels were set by the Committee in February 2008 prior to the consummation of the TLC Acquisition. Although the TLC Acquisition increased the size of our Company’s operations, the Committee chose not to adjust the EPS levels following the closing of the TLC Acquisition because of the risks inherent to integrating a large acquisition into our Company’s operations.

Actual 2008 EPS performance substantially exceeded the maximum targeted EPS. The Committee decided to award the maximum cash bonus opportunity based on our Company’s financial performance in 2008, including the achievement of EPS $3.31 per share before one-time acquisition costs, as well as the Named Executive Officers’ respective contributions towards the successful integration of the agencies acquired through the TLC Acquisition. Accordingly, our Named Executive Officers received the following cash incentive payments for the 2008 fiscal year: Mr. Borne: $1,125,000, Mr. Graham: $618,750, Mr. Redman: $281,250, Ms. Schwartz: $262,500 and Mr. Jeter: $135,000.

Long-Term Incentives

Long-term incentives, in the form of equity-based compensation, are used to balance the short-term focus of our annual cash incentive compensation program with performance incentives over multi-year periods. The Committee believes that providing long-term incentive opportunities supports our compensation philosophy by aligning the interests of our Named Executive Officers, and other long-term incentive compensation participants, with those of our stockholders.

Currently, all equity-based compensation is granted in accordance with the terms of our 2008 Omnibus Incentive Compensation Plan, which is a comprehensive incentive compensation plan that provides for various stock and option awards and also provides for limited cash awards.

We believe that grants of equity-based compensation:

•	Motivate participants to focus on the creation of stockholder value;

•	Reinforce the link between the creation of stockholder value and compensation;

•	Enable us to provide competitive levels of total compensation; and

•	Aid in the retention of Named Executive Officers and other long-term incentive plan participants.

In 2008, the Compensation Committee granted restricted stock units (which included performance-based vesting requirements) and non-vested stock to our Named Executive Officers. The Committee believes that both time-based vesting and performance-based grant requirements are appropriate means of incenting our Named Executive Officers because they assist in achieving both our pay-for-performance and retention goals.

Restricted Stock Units (RSUs)

RSUs are a promise to deliver shares of our common stock at a later date provided that certain vesting requirements are met prior to the delivery date.

On March 30, 2008, effective April 1, 2008, the Committee approved an RSU grant to each of our Named Executive Officers, subject to the approval by our stockholders of our 2008 Omnibus Incentive Compensation Plan (which approval was obtained at the 2008 Annual Stockholders Meeting). Forty percent of the grant was subject solely to time-based vesting conditions and sixty percent of the grant was subject to performance-based grant conditions and time-based vesting conditions. The total grant value of the RSU awards (assuming target performance) was as shown in the table below. The target grant values were set based on the Committee’s desire to provide a meaningful reward for achieving target performance, were compared to peer group and survey data to ensure that the potential awards were competitive and were evaluated in combination with other elements of compensation to ensure that total compensation was competitive. For the Named Executive Officers other than Mr. Borne, the Committee also considered the recommendations of Mr. Borne in setting the target grant values, which are set forth below:

	Target Grant Value for 40% of RSU Award (Time-Vesting RSUs) ($)	Target Grant Value for 60% of RSU Award (Performance- Based RSUs) ($)	Total Target Grant Value ($)
William F. Borne	$600,000	$900,000	$1,500,000
Larry R. Graham	$385,000	$577,500	$962,500
Dale E. Redman	$150,000	$225,000	$375,000
Alice Ann Schwartz	$140,000	$210,000	$350,000
Jeffrey D. Jeter	$36,000	$54,000	$90,000

The Committee believes that a forty percent/sixty percent split between RSUs subject solely to time-based vesting requirements and RSUs subject to both performance-based grant requirements and time-based vesting requirements, respectively, strikes an appropriate balance between executive retention goals and pay-for-performance.

Time-Vesting RSUs—The time-vesting RSUs vest ratably in one-third increments on April 1, 2009, April 1, 2010 and April 1, 2011, provided that the recipient is employed by the Company on each vesting date. The shares of common stock underlying the vested RSUs will be delivered to the Named Executive Officers on April 1, 2013.

The number of time-vesting RSUs granted was calculated by dividing the dollar value allocated to this portion of the award on the date of approval by the Committee (as shown in the table above) by the closing price of our common stock on April 1, 2008 ($41.37) and resulted in a grant of 14,504 RSUs to Mr. Borne, 9,307 RSUs to Mr. Graham, 3,626 RSUs to Mr. Redman, 3,384 RSUs to Ms. Schwartz and 871 RSUs to Mr. Jeter.

Performance-Based RSUs—The number of performance-based RSUs eligible to be earned was based on the achievement of EPS performance levels for our 2008 fiscal year, and the number of RSUs granted was determined on February 17, 2009, the date that we filed our Annual Report on Form 10-K for the year ended December 31, 2008 (the “determination date”).

The target dollar value of the performance-based RSUs is shown in the table above. The number of shares granted at the threshold, target and maximum levels was determined by dividing the threshold (50% of target value), target and maximum (125% of target value) performance-based RSU dollar values by the closing price of our common stock on April 1, 2008 ($41.37), as follows:

	Threshold	Target	Maximum
2008 EPS Performance Levels	$2.32	$2.40	$2.50
Incentive Earned as % of Target	50%	100%	125%

Equivalent Number of Shares
William F. Borne	10,878	21,755	27,194
Larry R. Graham	6,980	13,959	17,449
Dale E. Redman	2,720	5,439	6,799
Alice Ann Schwartz	2,538	5,076	6,345
Jeffrey D. Jeter	653	1,305	1,632

If actual 2008 EPS fell between the threshold and target levels or between the target and maximum levels, the number of shares granted would have been adjusted pro-rata on the determination date Performance below the threshold level would have resulted in no performance-based RSUs being granted on the determination date.

Our 2008 earnings per share was $3.31, after adding back certain one-time costs relating to the TLC Acquisition. Based on the EPS performance, each Named Executive Officer was granted the maximum number of shares listed opposite his or her name.

The performance-based RSUs are subject to additional time-based vesting requirements and vest ratably in one-third increments on April 1, 2009, April 1, 2010 and April 1, 2011, provided that the recipient is employed by the Company on each vesting date. The shares of common stock underlying the vested RSUs will be delivered to the Named Executive Officers on April 1, 2013.

The Committee intends to provide long-term incentive compensation opportunities in fiscal 2009 under a similar program as described for fiscal 2008.

Nonvested Stock Grants

On March 30, 2008, effective April 1, 2008, the Committee also approved a grant of nonvested stock to each of our Named Executive Officers, subject to the approval by our stockholders of our 2008 Omnibus Incentive Compensation Plan (which approval was obtained at the 2008 Annual Stockholders Meeting). The Committee chose to grant the nonvested stock in order to provide an additional, discretionary award to our Named Executive Officers for their individual efforts in connection with our Company’s outstanding 2007 financial performance (after taking into account the cash bonuses awarded in accordance with the 2007 annual incentive compensation performance goals established in early 2007) and in recognition of the individual efforts of each of our Named Executive Officers in negotiating and consummating the TLC Acquisition. The total value of the nonvested stock awards on the date of approval was $260,650 for Mr. Borne, $142,856 for Mr. Graham, $60,150 for Mr. Redman, $50,125 for Ms. Schwartz and $31,078 for Mr. Jeter.

The number of shares granted was calculated by dividing the dollar value on the date of approval by the Compensation Committee by the closing price of our common stock on April 1, 2008 ($41.37) and resulted in a grant of 6,301 shares of nonvested stock to Mr. Borne, 3,454 shares of nonvested stock to Mr. Graham, 1,454 shares of nonvested stock to Mr. Redman, 1,212 shares of nonvested stock to Ms. Schwartz and 752 shares of nonvested stock to Mr. Jeter. The nonvested shares vest ratably in one-third increments on April 1, 2009, April 1, 2010 and April 1, 2011, provided that the recipient is employed by the Company on each vesting date.

Grants of nonvested stock are not currently part of the fiscal 2009 long-term incentive compensation program, but the Committee retains the discretion to make additional grants of nonvested stock in the future.

Benefits

Named Executive Officers also participate in the retirement, health and welfare benefit programs generally available to our other employees, including paid vacation and paid company holidays. In a few limited circumstances, the Company provides other benefits to Named Executive Officers, as detailed in the tables following this Compensation Discussion and Analysis.

All Named Executive Officers are eligible to participate in our 401(k) plan on the same basis as other Company employees. All Company employees are automatically enrolled at a contribution rate of 3% of their base salary on the first day of the month following their employment date if they do not submit a waiver form. Eligible employees are permitted to defer between 1% and 90% of their salary on a pre-tax basis through bi-weekly payroll deductions. Historically, we have matched $0.75 of each $1.00 of each employee’s contribution up to the first 6% of his or her salary with our common stock on a quarterly basis, which is a discretionary amount that is subject to change. Plan participants are permitted to diversify out of our common stock; however, in the case of each Named Executive Officer and other employees who are considered “insiders,” this must be done in a quarterly trading window when the Named Executive Officer is not in possession of material, non-public information about the Company.

We maintain an aircraft to efficiently transport our employees to our multiple operating locations, many of which are not accessible via direct flight from our corporate headquarters in Baton Rouge, Louisiana. Named Executive Officers generally are not permitted to use the corporate aircraft for non-business activities. However, to the extent that the aircraft is being used for a business-related trip and there are open seats on the aircraft, we do permit the spouses of our executive officers to travel on the aircraft.

All of our Named Executive Officers were eligible to participate in our Executive Deferred Compensation Plan in 2008. The purpose of the plan is to provide each participant with an opportunity to defer receipt of a portion of his or her base salary, bonus and other specified types of cash compensation in accordance with his or her individual personal tax planning goals. Only certain highly-compensated upper-management level employees, including our Named Executive Officers, are eligible to participate in the plan (approximately 100 employees, based on job title). At the discretion of the Compensation Committee, we may make contributions to the plan on behalf of Named Executive Officer participants. No such discretionary contributions were made in 2008.

Stock Ownership

One of the stated Core Beliefs of our Company (as distributed to all employees upon hire) is to “Encourage all Amedisys employees to be stockholders.” All Named Executive Officers are informally encouraged to follow this Core Belief as an example to other employees and to align their interests with the interests of our stockholders. In furtherance of this objective, certain Named Executive Officers participate in our Employee Stock Purchase Plan. Eligible employees may elect to contribute on an after-tax basis between 1% and 15% of their annual pay through regular payroll deductions to purchase our common stock; provided, however, that an employee may not contribute more than $25,000 to the plan on an annual basis pursuant to Internal Revenue Service restrictions. Shares are purchased at a 15% discount of the market value of our common stock at the close of business on the last day of each fiscal quarter.

Included in the Corporate Governance Guidelines adopted by our Board of Directors are stock ownership requirements applicable to our independent directors, our Chief Executive Officer and our President and Chief Operating Officer. In an effort to more closely align their interests with those of our stockholders:

•	Each non-employee (independent) director shall own Company shares with a fair market value equal to at least two times his or her base annual cash retainer

•	The Chief Executive Officer shall own Company shares with a fair market value equal to at least three times his or her base salary

•	The President and Chief Operating Officer shall own Company shares with a fair market value equal to at least two times his or her base salary

A person holding one of the titles listed above shall have five years from the date that he or she is elected or appointed (as applicable) to the position (or five years from the initial effective date of the Corporate Governance Guidelines, whichever date is later) to come into compliance with these ownership requirements.

Once a person subject to the stock ownership requirements accumulates shares with a value equal to the required multiple of base salary or annual retainer, he or she must retain the minimum number of shares originally accumulated to meet the threshold requirement on a going-forward basis. If the Company’s stock price subsequently declines after the stock ownership requirements are met, he or she will not be required to acquire additional shares.

Equity Grant Practices

Annual incentive compensation is generally awarded, both to our Named Executive Officers and to other eligible employees, on April 1. All Committee decisions regarding annual incentive compensation are generally made around the time that we file our Annual Report on Form 10-K for the previous fiscal year.

Deductibility of Compensation

Internal Revenue Code Section 162(m) limits the amount of compensation paid to the Named Executive Officers that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1 million deduction limit. All of our equity-based incentive plans have been approved by our stockholders, and awards under those plans, other than certain time-based vesting RSUs and nonvested stock, constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. While the Committee intends that all compensation be deductible, there may be instances where potentially non-deductible compensation is provided to reward our Named Executive Officers consistent with our compensation philosophy for each compensation element.

Our 2008 Omnibus Incentive Compensation Plan provides for qualifying performance-based compensation, including annual bonuses. The Plan allows us flexibility in structuring our executive compensation programs while maximizing the tax deductibility of awards to the benefit of the Company and our stockholders, whether they are denominated in cash or stock.

Employment Agreements

Effective December 31, 2007, Messrs. Borne, Graham, Redman and Jeter and Ms. Schwartz entered into new employment agreements with the Company. The agreements were drafted with the assistance of the Committee’s outside counsel and information provided by Pearl Meyer & Partners.

The new agreements were designed to accomplish the following objectives:

•	Update agreement provisions to reflect current market practices related to executive compensation;

•	Update agreement provisions to comply with new legal requirements pertaining to executive compensation; and

•	Where appropriate, standardize the agreements to have the same or similar terms.

The employment agreements for each of our Named Executive Officers contain provisions entitling him or her to receive severance benefits for certain qualifying terminations, as described under “Potential Payments upon Termination or Change-in-Control,” below. These triggers for severance payments were selected in order to permit these key employees to focus on the interests of our Company and our stockholders without undue concern for their personal job security.

In return for severance benefits, our Named Executive Officers are bound by certain non-compete, non-solicitation, confidentiality and non-disclosure covenants, as defined in their agreements. If our Named Executive Officers breach these covenants, we are no longer obligated to make any severance payments otherwise due to them, and all unexercised stock options, nonvested stock and other nonvested equity awards are immediately forfeited. Additionally, in the event of a breach, each Named Executive Officer’s agreement contains a “claw-back” provision obligating them to repay the Company any “award gain” (as defined below) realized during the six-month period prior to the occurrence of the breach (or, if the breach occurs after the Named Executive Officer ceases to be employed by the Company, the date of termination of their employment) and for a period of time following such date (24 months for Messrs. Borne and Graham and 18 months for Messrs. Redman and Jeter and Ms. Schwartz). As defined in the employment agreements, “award gain” means:

•

in respect of a given stock option exercise, the product of (X) the fair market value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares)

minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date; and

•

in respect of any other settlement of any other cash bonus or equity award granted to the Named Executive Officer, the fair market value of the cash or stock paid or payable to the Named Executive Officer (regardless of any elective deferral) less any cash or the fair market value of any stock or property (other than a cash award or equity award or award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by the Named Executive Officer to us as a condition of or in connection with such settlement.

The Compensation Committee believes that these forfeiture provisions provide assurance that our business interests will be appropriately protected upon the termination of employment of a Named Executive Officer.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of Amedisys, Inc. has reviewed and discussed the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2009 Annual Meeting of Stockholders and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008.

Members of the Compensation Committee:

David R. Pitts (Chairman)

Ronald A. LaBorde

Jake L. Netterville

Peter F. Ricchiuti

Donald A. Washburn

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of the directors listed as signatories to the above report. During 2008:

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Committee,

•	no member of the Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries,

•	no member of the Committee entered into any transaction with our Company in which the amount involved exceeded $120,000,

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Committee, and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

2008 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation for our Named Executive Officers for 2008, 2007 and 2006. For additional information on the compensation summarized below and other benefits, please refer to “Compensation Discussion and Analysis,” above.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William F. Borne	2008	$723,077	$—	$1,891,848	$—	$1,125,000	$—	$35,725	$3,775,650
Chief Executive						(5)		(6)
Officer (PEO)	2007	664,994	—	776,487	—	714,500	—	111,407	2,267,388
	2006	582,701	650,000	108,329	—	—	—	9,728	1,350,758

Dale E. Redman (4)	2008	354,808	—	330,440	—	281,250	—	17,474	983,972
Chief Financial								(7)
Officer (PFO)	2007	252,692	—	71,676	—	164,850	—	14,491	503,709

Larry R. Graham	2008	529,808	—	982,532	10,011	618,750	—	14,454	2,155,555
President, Chief		(8)				(9)		(10)
Operating Officer	2007	488,942	—	374,043	114,902	391,519	—	12,951	1,382,357
and Director	2006	364,855	425,000	210,415	114,065	—	—	1,752	1,116,087

Alice A. Schwartz	2008	323,077	—	260,300	—	262,500	—	6,409	852,286
Chief Information		(11)				(12)		(13)
Officer/SVP	2007	250,961	—	18,518	55,703	137,375	—	5,073	467,630
Clinical Operations	2006	169,803	122,962	—	95,109	—	—	4,507	392,381

Jeffrey D. Jeter	2008	173,269	—	91,484	—	135,000	—	9,150	408,903
Chief Compliance								(14)
Officer/Senior	2007	159,904	—	14,722	3,029	85,173	—	10,661	273,489
Vice President	2006	124,935	70,000	—	19,393	—	—	5,622	219,950

(1)

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“SFAS No. 123(R)”) of awards pursuant to our 2008 Omnibus Incentive Compensation Plan and thus may include amounts from awards granted in and prior to 2008, 2007 and 2006. Assumptions used in the calculation of this amount are included in Note 7 to our audited financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 17, 2009.

(2)

The amounts in column (f) reflect the dollar amount recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, in accordance with SFAS No. 123(R) of awards pursuant to our 2008 Omnibus Incentive Compensation Plan and thus may include amounts from awards granted in and prior to 2008, 2007 and 2006. Assumptions used in the calculation of this amount are included in Note 7 to our audited financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on February 17, 2009.

(3)	The amounts in column (g) for 2008 reflect the amount earned under the annual performance-based incentive compensation plan for 2008.
(4)	Mr. Redman was appointed as our Chief Financial Officer as of February 21, 2007.
(5)	Mr. Borne elected to defer $675,000 in 2008 of the amount reflected in column (g) under our Nonqualified Deferred Compensation Plan.
(6)

The amount shown in column (i) for Mr. Borne consists of $20,872 in costs attributable to life insurance premiums paid by us on Mr. Borne’s behalf where we are not the beneficiary, $4,003 in costs attributable to personal use of a Company-provided automobile, $10,350 for employer paid contributions to Mr. Borne pursuant to our 401(k) Benefit Plan and $500 credit towards personal incidental expenses associated with a business trip. Mr. Borne’s spouse accompanied him on a business trip on the Company-owned aircraft, however, there were no incremental costs incurred.

(7)

The amount shown in column (i) for Mr. Redman consists of $10,350 for employer paid contributions to Mr. Redman pursuant to our 401(k) Benefit Plan, $6,624 in costs attributable to life insurance premiums paid by us on Mr. Redman’s behalf where we are not the beneficiary and $500 towards personal incidental expenses associated with a business trip. Mr. Redman’s spouse accompanied him on a business trip on the Company-owned aircraft, however, there were no incremental costs incurred.

(8)	Mr. Graham elected to defer $158,942 in 2008 of the amount reflected in column (c) under our Nonqualified Deferred Compensation Plan.
(9)	Mr. Graham elected to defer $309,375 in 2008 of the amount reflected in column (g) under our Nonqualified Deferred Compensation Plan.
(10)

The amount shown in column (i) for Mr. Graham consists of $10,350 for employer paid contributions to Mr. Graham pursuant to our 401(k) Benefit Plan, $2,010 in costs attributable to life insurance premiums paid by us on Mr. Graham’s behalf where we are not the beneficiary, $1,594 in costs attributable to personal use of a Company-provided automobile and $500 towards personal incidental expenses associated with a business trip. Mr. Graham’s family member accompanied him on a business trip on the Company-owned aircraft, however, there were no incremental costs incurred.

(11)	Ms. Schwartz elected to defer $129,231 in 2008 of the amount reflected in column (c) under our Nonqualified Deferred Compensation Plan.
(12)	Ms. Schwartz elected to defer $236,250 in 2008 of the amount reflected in column (g) under our Nonqualified Deferred Compensation Plan.
(13)

The amount shown in column (i) for Ms. Schwartz consists of $4,725 for employer paid contributions to Ms. Schwartz pursuant to our 401(k) Benefit Plan, $1,184 in costs attributable to life insurance premiums paid by us on Ms. Schwartz’s behalf where we are not the beneficiary and $500 towards personal incidental expenses associated with a business trip.

(14)

The amount shown in column (i) for Mr. Jeter consists of $8,515 for employer paid contributions to Mr. Jeter pursuant to our 401(k) Benefit Plan and $635 in costs attributable to life insurance premiums paid by us on Mr. Jeter’s behalf where we are not the beneficiary.

2008 GRANTS OF PLAN-BASED AWARDS

The table below summarizes all grants of plan-based awards during the year ended December 31, 2008 to our Named Executive Officers. For additional information regarding the plan-based award grants summarized below, please refer to “Compensation Discussion and Analysis,” above.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William F. Borne
Nonvested stock	6/5/2008	$—	$—	$—	—	—	—	6,301	—	$—	$327,841
Time-vesting RSUs(4)	6/5/2008	—	—	—	—	—	—	14,504	—	—	754,643
Performance-based RSUs(4)	6/5/2008	—	—	—	10,878	21,755	27,194	—	—	—	1,414,904
2008 annual incentive plan	—	375,000	750,000	1,125,000	—	—	—	—	—	—	—
Dale E. Redman
Nonvested stock	6/5/2008	—	—	—	—	—	—	1,454	—	—	75,652
Time-vesting RSUs(4)	6/5/2008	—	—	—	—	—	—	3,626	—	—	188,661
Performance-based RSUs(4)	6/5/2008	—	—	—	2,720	5,439	6,799	—	—	—	353,752
2008 annual incentive plan	—	93,750	187,500	281,250	—	—	—	—	—	—	—
Larry R. Graham
Nonvested stock	6/5/2008	—	—	—	—	—	—	3,454	—	—	179,712
Time-vesting RSUs(4)	6/5/2008	—	—	—	—	—	—	9,307	—	—	484,243
Performance-based RSUs(4)	6/5/2008	—	—	—	6,980	13,959	17,449	—	—	—	907,871
2008 annual incentive plan	—	206,250	412,500	618,750	—	—	—	—	—	—	—
Alice A. Schwartz
Nonvested stock	6/5/2008	—	—	—	—	—	—	1,212	—	—	63,060
Time-vesting RSUs(4)	6/5/2008	—	—	—	—	—	—	3,384	—	—	176,070
Performance-based RSUs(4)	6/5/2008	—	—	—	2,538	5,076	6,345	—	—	—	330,130
2008 annual incentive plan	—	87,500	175,000	262,500	—	—	—	—	—	—	—
Jeffrey D. Jeter
Nonvested stock	6/5/2008	—	—	—	—	—	—	752	—	—	39,127
Time-vesting RSUs(4)	6/5/2008	—	—	—	—	—	—	871	—	—	45,318
Performance-based RSUs(4)	6/5/2008	—	—	—	653	1,305	1,632	—	—	—	84,913
2008 annual incentive plan	—	45,000	90,000	135,000	—	—	—	—	—	—	—

(1)

The amounts shown in columns (f), (g) and (h) reflect future payouts of performance-based RSUs set by the Compensation Committee pursuant to our 2008 Omnibus Incentive Compensation Plan. As of February 17, 2009, the Compensation Committee concluded that we had achieved the necessary performance levels for the award recipients to be entitled to the maximum award. The award is also subject to a vesting period and will be delivered on April 1, 2013.

(2)

The amounts shown in column (i) reflect the number of shares of nonvested stock and nonvested stock units granted to each of our Named Executive Officers pursuant to our 2008 Omnibus Incentive Compensation Plan.

(3)

The amounts shown in column (l) reflect the grant date fair value of nonvested stock awards under SFAS No. 123(R) granted to each of our Named Executive Officers. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award. Assumptions used in the calculation of this amount are included in Note 7 to our audited financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on February 17, 2009.

(4)

Time-vesting RSUs are also referred to as non-vested stock units in our SEC filings and performance-based RSUs are also referred to as peformance-based awards in our SEC filings. In the case of dividends, recipients of these awards would be paid stock dividends in a similar manner as holders of our common stock, if such dividends were paid, However, only recipients of nonvested share awards would be paid cash dividends in a similar manner as holders of our common stock, if such dividends were paid. Holders of time-vesting RSUs and performance-based RSUs are not eligible to receive cash dividends prior to vesting.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR END

The table below summarizes all outstanding equity awards at December 31, 2008 for our Named Executive Officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)(3)
	Exercisable	Unexercisable
William F. Borne	44,053	—	—	$11.29	12/31/2013	59,073	$2,442,077	27,194	$1,124,200
	68,048	—	—	24.39	12/31/2014	—	—	—	—
Dale E. Redman	—	—	—	—	—	15,080	623,407	6,799	281,071
Larry R. Graham	66,667	—	—	22.67	10/28/2014	33,169	1,371,206	17,449	721,342
	34,024	—	—	22.58	1/31/2015	—	—	—	—
Alice A. Schwartz	—	—	—	—	—	7,724	319,311	6,345	262,302
Jeffrey D. Jeter	6,667	—	—	5.40	4/30/2011	4,110	169,908	1,632	67,467
	1,334	—	—	4.05	1/2/2013	—	—	—	—
	1,000	—	—	13.58	2/25/2014	—	—	—	—

(1)

Stock option awards become exercisable in equal installments over the vesting term of each applicable award. Generally, the vesting period of stock option awards range from eighteen months to three-year periods, with the exception of those issued under contractual arrangements that specify otherwise. See the Vesting Schedule below for further information. In all cases, the contractual term of each grant of stock option awards is a ten-year period.

(2)	Market value is based on the closing price on December 31, 2008 of $41.34.
(3)

Column (i) includes performance-based RSUs that were granted in 2008. As of February 17, 2009 the Compensation Committee concluded that we had achieved the necessary performance levels for award recipients to be entitled to the maximum payout. We reported the number of awards based upon this maximum payout. In addition, we reported the amount in column (j) based on the maximum award. One-third of these shares vested on April 1, 2009, one-third will vest on April 1, 2010, and one-third will vest on April 1, 2011. The vested shares will be delivered on April 1, 2013.

VESTING SCHEDULE—OUTSTANDING EQUITY AWARDS

This table below summarizes all stock option exercises by and nonvested stock award vesting for our Named Executive Officers during the year ended December 31, 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Vesting Schedule of Unexercised Options	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)	Vesting Schedule of Number of Shares or Units of Stock That Have Not Vested
	Exercisable	Unexercisable
William F. Borne	44,053	—	Vested	$11.29	15,759	50% on each of 5/1/2009 and 5/1/2010
	68,048	—	Vested	24.39	9,625	33% on each of 5/23/2009, 2010 and 2011
	—	—	—	—	12,884	50% on each of 12/31/2009 and 12/31/2010
	—	—	—	—	6,301	33% on each of 4/1/2009, 2010 and 2011
	—	—	—	—	14,504	33% on each of 4/1/2009, 2010 and 2011
	—	—	—	—	27,194	33% on each of 4/1/2009, 2010 and 2011
					(1)

Dale E. Redman	—	—	—	—	10,000	33% on each of 2/21/2010, 2011 and 2012
	—	—	—	—	1,454	33% on each of 4/1/2009, 2010 and 2011
	—	—	—	—	3,626	33% on each of 4/1/2009, 2010 and 2011
	—	—	—	—	6,799	33% on each of 4/1/2009, 2010 and 2011
					(1)

Larry R. Graham	66,667	—	Vested	22.67	7,408	100% on 10/29/2009
	34,024	—	Vested	22.58	2,222	100% on 2/17/2009
	—	—	—	—	4,873	33% on each of 5/1/2009, 2010 and 2011
	—	—	—	—	5,905	50% on each of 12/31/2009 and 12/31/2010
	—	—	—	—	3,454	33% on each of 4/1/2009, 2010 and 2011
	—	—	—	—	9,307	33% on each of 4/1/2009, 2010 and 2011
	—	—	—	—	17,449	33% on each of 4/1/2009, 2010 and 2011
					(1)

Alice A. Schwartz	—	—	—	—	3,128	33% on each of 5/23/2010, 2011 and 2012
	—	—	—	—	1,212	33% on each of 4/1/2009, 2010 and 2011
	—	—	—	—	3,385	33% on each of 4/1/2009, 2010 and 2011
	—	—	—	—	6,345	33% on each of 4/1/2009, 2010 and 2011
					(1)

Jeffrey D. Jeter	6,667	—	Vested	5.40	2,487	33% on each of 5/23/2010, 2011 and 2012
	1,334	—	Vested	4.05	752	33% on each of 4/1/2009, 2010 and 2011
	1,000	—	Vested	13.58	871	33% on each of 4/1/2009, 2010 and 2011
	—	—	—	—	1,632	33% on each of 4/1/2009, 2010 and 2011
					(1)

(1)	These are performance-based RSUs that were granted in 2008.

2008 OPTION EXERCISES AND STOCK VESTED

This table below summarizes all stock option exercises by and nonvested stock award vesting for our Named Executive Officers during the year ended December 31, 2008.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
William F. Borne	37,500	$1,712,305	3,605	$185,513
Dale E. Redman	—	—	—	—
Larry R. Graham	—	—	9,629	480,991
Alice A. Schwartz	—	—	—	—
Jeffrey D. Jeter	—	—	—	—

(1)

Amount reflects the difference between the exercise price of the stock option and the price of our common stock at the time of exercise, multiplied by the number of shares underlying the option exercised.

(2)	Amount reflects the closing price of our common stock on the day of vesting.

2008 NONQUALIFIED DEFERRED COMPENSATION

Set forth in the table below is information about the contributions and earnings, if any, credited to the accounts maintained by our Named Executive Officers under nonqualified deferred compensation arrangements, any withdrawals or distributions from the accounts during 2008, and the account balances on December 31, 2008.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
William F. Borne	$675,000	$—	$(410,920)	$—	$1,552,519
	(1)
Dale E. Redman	—	—	—	—	—

Larry R. Graham	468,317	—	(306,280)	—	843,266
	(2)
Alice A. Schwartz	365,481	—	(186,293)	—	625,002
	(3)
Jeffrey D. Jeter	—	—	—	—	—

(1)	Mr. Borne elected to defer $675,000 of his 2008 cash incentive payment under our Nonqualified Deferred Compensation Plan, as noted in the Summary Compensation Table.
(2)	Mr. Graham elected to defer $158,942 of his salary and $309,375 of his 2008 cash incentive payment under our Nonqualified Deferred Compensation Plan, as noted in the Summary Compensation Table.
(3)	Ms. Schwartz elected to defer $129,231 of her salary and $236,250 of her 2008 cash incentive payment under our Nonqualified Deferred Compensation Plan, as noted in the Summary Compensation Table.

The Amedisys, Inc. Executive Deferred Compensation Plan generally permits employees whose annual cash compensation exceeds certain dollar thresholds (including each of our Named Executive Officers) to defer receipt of all or a portion of their annual base salary, bonus and other types of specified cash compensation until a specific future date. A participant may choose to defer either a percentage (in a whole amount) or a specific dollar amount of his or her annual base salary or bonus (or other types of specified cash compensation) in an amount equal to up to 100% of such compensation. During the deferral period, the participant selects a deemed investment rate or rates to be applied to the deferred amount from the asset allocation options and core options that are offered as investment vehicles under the plan. Deemed investment rates are the performance rates the participant would earn if the deferred funds were actually invested in one of the third-party investment vehicles. Our common stock is not an investment option under the plan. Deferred amounts are credited with earnings or losses based on the performance of the applicable deemed investment rates. A participant may choose to receive either (i) an “in-service distribution” in the form of a lump sum or in annual installments from two to five years or (ii) a “termination distribution” in the form of a lump sum or in annual installments from two to fifteen years. An in-service distribution may be re-deferred to a later in-service distribution year or to a termination distribution, subject to plan limits on such re-deferrals and timing restrictions on electing them. At the time of initial enrollment into the plan, a participant may elect to receive a distribution of his or her deferred compensation a single lump sum upon a change-in-control. Deferred compensation is also distributed upon the death or disability of the participant in accordance with plan limits.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The following is a description of the termination and change-in-control payment provisions included in our Named Executive Officers’ respective employment agreements. Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the applicable employment agreement. The terms below describe certain, but not all, triggering events that may result in termination or change-in-control payments to our Named Executive Officers.

“Cause” is defined to include, among other things, willful gross neglect or misconduct, violation of our code of conduct, breach of the restrictive covenants of the employment agreement and misconduct in financial reporting.

“Good Reason” is defined as the occurrence of any of the following circumstances without the Named Executive Officer’s express written consent, unless the breach is corrected within thirty days from the date we are put on notice of the occurrence: (i) a material change in the Named Executive Officer’s base salary, (ii) a relocation of our corporate offices outside of a 50 mile radius from Baton Rouge, Louisiana (iii) a material diminution of the Named Executive Officer’s authority, responsibility’s or duties, or (iv) any material breach of the Named Executive Officer’s employment agreement caused by us.

A “Change of Control” occurs when (i) any person or group (as defined in the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of our securities or the securities of any significant subsidiary, representing 50% or more of the combined voting power of our or such subsidiary’s then outstanding securities; (ii) as a result of a contested election or the designation by a person who has entered into an agreement with us to effect a transaction with us specified in items (i), (iii) or (iv) of this definition, individuals who at the beginning of any 12-month period constitute our Board of Directors, cease to constitute at least a majority of the Board of Directors; (iii) the consummation of a merger or consolidation of us or any significant subsidiary with any other entity, other than a merger or consolidation which would result in our voting securities or the voting securities of a significant subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or (iv) our stockholders approve a plan or agreement for the sale or disposition of all or substantially all of our consolidated assets (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our common stock immediately prior to such sale or disposition).

Employment Agreement with Mr. Borne

Pursuant to his three-year employment agreement with the Company dated December 19, 2007 (which agreement supersedes and replaces his previous agreement dated April 1, 2005), Mr. Borne has agreed to serve as our Chief Executive Officer, with such duties and responsibilities as are customary for the chief executive officer of corporations of a similar size. Upon expiration of the three-year term, Mr. Borne’s employment will continue on an “at will” basis; provided that if Mr. Borne is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as if the employment agreement were still in effect.

Under the terms of his employment agreement, Mr. Borne, among other things, is entitled to:

(1)	an annual base salary of no less than $650,000, subject to annual review for increase by the Board;

(2)	participate in our annual incentive plan, with a target award opportunity established by the Board;

(3)	participate in our other incentive compensation, pension, welfare and benefit plans and programs as are made available to our senior level executives or to our employees in general, including vacation, compensation deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility;

(4)	reimbursement of reasonable business expenses;

(5)	a whole life insurance policy with premiums not exceeding $25,000 per year;

(6)	designate the assignee of a whole life policy (as identified in his employment agreement) and, at his option, request to a cash redemption of such policy;

(7)	reimbursement for tax preparation services in an amount up to $2,500; and

(8)	use of an automobile, and reimbursement of all maintenance, insurance and gas expenses; Mr. Borne shall be entitled to a new automobile no less often than every two years. Mr. Borne will receive the title to the automobile if his employment is terminated without Cause or with Good Reason.

Until the expiration of the term of the agreement, we agree to use our reasonable best efforts, to the extent not inconsistent with applicable laws, rules, regulations and good governance standards, to nominate and cause the election of Mr. Borne to our Board of Directors and to the Board’s Executive Committee, if one is constituted. If, at any time during the term of the agreement Mr. Borne is not elected to and serving on our Board of Directors, Mr. Borne is be entitled to terminate the agreement and be entitled to the remedies provided for a termination without Cause, which are described below.

Mr. Borne is entitled to certain compensation and benefits upon the following triggering events:

Death, Disability and Retirement. In the event Mr. Borne’s employment is terminated due to his death, disability or retirement, Mr. Borne or his surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with applicable benefit plans, and the following amounts will be paid in a single lump sum within 15 days of the termination of his employment: (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. Additionally, all unvested equity awards held by Mr. Borne as of the date of his employment agreement will immediately vest.

Termination for Cause or Resignation without Good Reason. If Mr. Borne is terminated for Cause or if Mr. Borne voluntarily resigns without Good Reason (unrelated to a Change of Control), he will be entitled to any benefits earned in accordance with the applicable benefit plans, and the following amounts which will be paid in a single lump sum within 15 days of termination of his employment: (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. He will also forfeit, effective as of the date of his termination, the unexercised portion of any stock option held by him, whether or not vested, and the unvested portion of any Company securities held by him subject to performance-based or time-based vesting conditions. Further, he will be obligated to repay to us, in cash, within five business days after demand is made therefor by us, the total amount of Award Gain (as defined below) realized by him upon each exercise of a stock option or settlement of a equity award subject to vesting conditions (regardless of any elective deferral) that occurred during the six month period prior to his termination. As defined in his employment agreement, “Award Gain” means (i), in respect of a given stock option exercise, the product of (X) the fair market value per share of common stock at the date of such exercise (without regard to any subsequent change in the market price of shares) minus the exercise price times (Y) the number of shares as to which the stock option was exercised at that date, and (ii), in respect of any other settlement of an award given to him, the fair market value of the cash or stock paid or payable to him (regardless of any elective deferral) less any cash or the fair market value of any stock or property (other than an award which would have itself then been forfeitable hereunder and excluding any payment of tax withholding) paid by him to us as a condition of or in connection such settlement. Finally, he will be obligated to repay to us, in cash, within five business days after demand is made therefor by us, the total amount of any payments made by us to him or on his behalf under specified sections of his employment agreement.

Termination without Cause or resignation with Good Reason unrelated to a Change of Control. If Mr. Borne is terminated without Cause or resigns with Good Reason, in both cases unrelated to a Change of Control, Mr. Borne will be entitled to any benefits earned in accordance with applicable benefit plans and the following:

(1)	unpaid base salary through the date of termination, paid in a single lump sum within 15 days of termination;

(2)	unpaid incentive awards earned in the prior year, paid in a single lump sum with 15 days of the termination;

(3)	continued participation in our medical plan or an equal allowance for premiums for a period of time beginning on the date of termination and ending at the earlier occurrence of the expiration of 24 months or until Mr. Borne receives substantially comparable coverage provided by a subsequent employer; and

(4)	an amount equal to two times the sum of (A) his base salary and (B) the greater of (x) the Target Bonus for the year of termination or (y) the actual prior year bonus, which amount will be paid in 24 equal monthly installments following termination.

Termination without Cause Following a Change of Control, resignation with Good Reason following a Change of Control or resignation during an open window period following a Change of Control. In the event that Mr. Borne’s employment is terminated without Cause or he resigns with Good Reason within one year of a Change of Control (including 90 days before a Change of Control), or in the event Mr. Borne voluntarily terminates his employment (for any reason) on or after 275 days (but no later than 305 days) following a Change of Control, Mr. Borne shall be entitled to any benefits earned in accordance with applicable benefit plans and the following:

(1)	unpaid base salary through the date of termination paid in a single lump sum within 15 days of the termination;

(2)	unpaid incentive awards earned in the prior year paid in a single lump sum with 15 days of the termination;

(3)	continued participation in our medical plan or an equal allowance for premiums for a period of time beginning on the date of termination and ending at the earlier occurrence of the expiration of 24 months or until Mr. Borne receives substantially comparable coverage provided by a subsequent employer;

(4)	an amount equal to three (3) times the sum of (A) his base salary and (B) the greater of (x) the Target Bonus for the year of termination or (y) the actual prior year bonus, which amount will be paid in lump sum following termination; and

(5)	immediate vesting of all unvested equity awards held by Mr. Borne as of the date of the employment agreement.

Mr. Borne may request that we or our successor provide financial security for payments required by the occurrence of a Change of Control.

Mr. Borne is entitled to receive tax gross up payments from us for any excise taxes imposed on payments received under the employment agreement that would constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended, not to exceed $1 million, unless the tax gross up payments would result in an increase in excise taxes of more than $1 million.

Mr. Borne is subject to certain restrictive covenants, including prohibitions against competition and solicitation for 24 months following his termination. If Mr. Borne breaches the restrictive covenants, we will no longer be obligated to make any severance payments otherwise due to him, and all unexercised stock options will be immediately forfeited. Additionally, in the event of a breach, Mr. Borne will be obligated to repay us (i) the total amount of severance payments previously made to him and (ii) any Award Gain realized by him during the period six (6) months prior to the occurrence of the breach and for 24 months following the breach.

Both Mr. Borne and the Company are subject to arbitration for resolution of disputes arising out of the employment agreement.

Employment Agreement with Mr. Graham

Pursuant to his three-year employment agreement with the Company dated December 19, 2007 (which supersedes and replaces his previous employment agreement dated February 1, 2000, as amended on August 1,

2004), Mr. Graham has agreed to serve as our President and Chief Operating Officer, with such duties and responsibilities as are customary for that position at corporations of a similar size as the Company.

The initial annual base salary payable to Mr. Graham under his employment agreement is no less than $475,000. The other terms and provisions of Mr. Graham’s employment agreement are substantially the same as Mr. Borne’s agreement (as described above), except that Mr. Graham (a) is not entitled to the following benefits provided to Mr. Borne under his agreement: (i) a whole life insurance policy and the right to a cash redemption of an additional whole life policy; (ii) reimbursement for tax preparation services; and (iii) use of an automobile, and reimbursement of all maintenance, insurance and gas expenses, (b) Mr. Graham has no rights in respect of membership on our Board of Directors or the Board’s Executive Committee and (c) Mr. Graham would receive an amount equal to two (2) times the sum of (A) his base salary and (B) the greater of (x) the Target Bonus for the year of termination or (y) the actual prior year bonus, upon termination without Cause following a Change of Control, resignation with Good Reason following a Change of Control or resignation during an open window period following a Change of Control.

Upon expiration of the three-year term, Mr. Graham’s employment will continue on an “at will” basis; provided that if Mr. Graham is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as if the employment agreement were still in effect.

Employment Agreement with Mr. Redman

Pursuant to his three-year employment agreement with the Company dated December 19, 2007 (which supersedes and replaces his previous employment agreement dated February 21, 2007), Mr. Redman has agreed to serve as our Chief Financial Officer, with such duties and responsibilities as are customary for that position at corporations of a similar size as the Company.

Upon expiration of the three-year term, Mr. Redman’s employment will continue on an “at will” basis; provided that if Mr. Redman is terminated without Cause or resigns for Good Reason thereafter, he will be compensated as if the employment agreement were still in effect.

Under the terms of the employment agreement, Mr. Redman, among other things, is entitled to:

(1)	an annual base salary of no less than $300,000, subject to annual review for increase by the Board;

(2)	participate in our annual incentive plan, with a target award opportunity established by the Board;

(3)	participate in our other incentive compensation, pension, welfare and benefit plans and programs as are made available to our senior level executives or to our employees in general, including vacation, deferral, health, medical, dental, long-term disability, travel, accident and life insurance plans, subject to eligibility; and

(4)	reimbursement of reasonable expenses.

Mr. Redman is entitled to certain compensation and benefits upon the following triggering events:

Death, Disability and Retirement. The terms of Mr. Redman’s employment agreement are substantially the same as Mr. Borne’s agreement (as described above).

Termination for Cause or resignation without Good Reason. The terms of Mr. Redman’s employment agreement are substantially the same as Mr. Borne’s agreement (as described above).

Termination without Cause or resignation with Good Reason unrelated to a Change of Control. If Mr. Redman is terminated without Cause or resigns with Good Reason, in both cases unrelated to a Change of Control, Mr. Redman will be entitled to any benefits earned in accordance with applicable benefit plans and the following:

(1)	unpaid base salary through the date of termination, paid in a single lump sum within 15 days of termination;

(2)	unpaid incentive awards earned in the prior year, paid in a single lump sum with 15 days of the termination;

(3)	continued participation in our medical plan or an equal allowance for premiums for a period of time beginning on the date of termination and ending at the earlier occurrence of the expiration of 18 months or until Mr. Redman receives substantially comparable coverage provided by a subsequent employer; and

(4)	an amount equal to one and one-half (1.5) times the sum of (A) his base salary and (B) the greater of (x) the Target Bonus for the year of termination or (y) the actual prior year bonus, which amount will be paid in 18 equal monthly installments following termination.

Termination without Cause or resignation with Good Reason following a Change of Control. Mr. Redman does not have the option (that Mr. Borne and Mr. Graham have) to voluntarily resign during a window of time following a Change of Control and still receive severance benefits. In the event that Mr. Redman’s employment is terminated without Cause or he resigns with Good Reason within one year of a Change of Control (including 90 days before a Change of Control), Mr. Redman shall be entitled to any benefits earned in accordance with applicable benefit plans and the following:

(1)	unpaid base salary through the date of termination paid in a single lump sum within 15 days of the termination;

(2)	unpaid incentive awards earned in the prior year paid in a single lump sum with 15 days of the termination;

(3)	continued participation in our medical plan or an equal allowance for premiums for a period of time beginning on the date of termination and ending at the earlier occurrence of the expiration of 18 months or until Mr. Redman receives substantially comparable coverage provided by a subsequent employer;

(4)	an amount equal to two (2) times the sum of (A) his base salary and (B) the greater of (x) the Target Bonus for the year of termination or (y) the actual prior year bonus, which amount will be paid in a lump sum following termination; and

(5)	immediate vesting of all unvested equity awards held by Mr. Redman as of the date of the employment agreement.

Mr. Redman is entitled to receive tax gross up payments from us for any excise taxes imposed on payments received under the employment agreement that would constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended, not to exceed $1,000,000, unless the tax gross up payments would result in an increase in excise taxes of more than $1,000,000.

Mr. Redman is subject to certain restrictive covenants, including prohibitions against competition and solicitation for 18 months following his termination. If Mr. Redman breaches the restrictive covenants, we will no longer be obligated to make any severance payments otherwise due to him, and all unexercised stock options will be immediately forfeited. Additionally, in the event of a breach, Mr. Redman will be obligated to repay us (i) the total amount of severance payments previously made to him and (ii) any Award Gain realized by him during the period six (6) months prior to the occurrence of the breach and for 18 months following the breach.

Both Mr. Redman and the Company are subject to arbitration for resolution of disputes arising out of the employment agreement.

Employment Agreement with Ms. Schwartz

Pursuant to her three-year employment agreement with the Company dated December 19, 2007 (which supersedes and replaces her previous employment agreement dated October 26, 2006), Ms. Schwartz has agreed to serve as our Chief Information Officer, with such duties and responsibilities as are customary for that position at corporations of a similar size as the Company.

The initial annual base salary payable to Ms. Schwartz under her employment agreement is no less than $250,000. The other terms and provisions of Ms. Schwartz’s employment agreement are substantially the same as Mr. Redman’s agreement (as described above).

Employment Agreement with Mr. Jeter

Pursuant to his three-year employment agreement with the Company dated December 19, 2007 (which supersedes and replaces his previous employment agreement dated October 26, 2006), Mr. Jeter has agreed to serve as our Chief Compliance Officer, with such duties and responsibilities as are customary for that position at corporations of a similar size as the Company.

The initial annual base salary payable to Mr. Jeter under his employment agreement is no less than $155,000. The other terms and provisions of Mr. Jeter’s employment agreement are substantially the same as Mr. Redman’s agreement (as described above).

POTENTIAL PAYMENTS—TERMINATION UPON A CHANGE-IN-CONTROL

(a)	(b)	(c)	(d)	(e)	(f)
Name	Base Severance Payment ($) (1)	Accelerated Vesting of Options ($)	Accelerated Vesting of Nonvested Stock / Restricted Stock Units ($) (2)	Other ($) (3)	Total ($)
William F. Borne(4)	$5,625,000	$—	$3,566,278	$80,060	$9,271,338
				(5)
Dale E. Redman	1,312,500	—	904,478	—	2,216,978
Larry R. Graham(6)	3,506,250	—	2,092,548	—	5,598,798
Alice A. Schwartz	1,225,000	—	581,654	—	1,806,654
Jeffrey D. Jeter	630,000	—	237,374	—	867,374

(1)

In addition to the base severance payment listed in this table, each Named Executive Officer would be entitled to unpaid base salary throughout the date of termination paid in a single lump sum within 15 days of termination. The amounts in column (b) are based on December 31, 2008 amounts.

(2)

The amounts in column (d) are based on the intrinsic value (that is, the value based upon the Company’s stock price of $41.34 as of December 31, 2008 of the nonvested stock and restricted stock unit awards that would have become vested and transferable if there had been a change in control at December 31, 2008).

(3)

Each Named Executive Officer would also be entitled to receive tax gross-up payments from the Company for any excise taxes imposed on payments received under their respective employment agreements that would constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended, not to exceed $1.0 million unless the tax gross-up payments would result in an increase in excise taxes of more than $1.0 million.

(4)

Mr. Borne would also be eligible to receive the payments described in this table if he voluntarily terminates his employment without “Good Reason,” as defined in his employment agreement on or after 275 days (but no later than 305 days) following a change in control.

(5)

Mr. Borne is entitled to (i) payments for two years of tax preparation services at the maximum rate of $2,500 per year, (ii) the Blue book value of his Company car ($25,060), title to which would be transferred to him upon termination and (iii) payments for two years of life insurance premiums at the maximum rate of $25,000 per year.

(6)

Mr. Graham would also be eligible to receive the payments described in this table if he voluntarily terminates his employment on or after 275 days (but no later than 305 days) following a change in control.

POTENTIAL PAYMENTS—TERMINATION WITHOUT CAUSE OR

UNRELATED TO A CHANGE IN CONTROL

(a)	(b)	(c)	(d)	(e)	(f)
Name	Base Severance Payment ($) (1)	Accelerated Vesting of Options ($)	Accelerated Vesting of Nonvested Stock / Restricted Stock Units ($)	Other ($) (2)	Total ($)
William F. Borne	$3,750,000	$—	$—	$80,060	$3,830,060
				(3)
Dale E. Redman	984,375	—	—	—	984,375
Larry R. Graham	2,337,500	—	—	—	2,337,500
Alice A. Schwartz	918,750	—	—	—	918,750
Jeffrey D. Jeter	472,500	—	—	—	472,500

(1)

In addition, the base severance payment listed in this table, each Named Executive Officer would be entitled to unpaid base salary throughout the date of termination paid in a single lump sum within 15 days of termination.

(2)

Each Named Executive Officer would also be entitled to receive tax gross-up payments from the company for any excise taxes imposed on payments received under their respective employment agreements that would constitute “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended, not to exceed $1.0 million unless the tax gross-up payments would result in an increase in excise taxes of more than $1.0 million.

(3)

Mr. Borne is entitled to (i) payments for two years of tax preparation services at the maximum rate of $2,500 per year, (ii) the Blue book value of his Company car ($25,060), title to which would be transferred to him upon termination and (iii) payments for two years of life insurance premiums at the maximum rate of $25,000 per year.

POTENTIAL PAYMENTS—TERMINATION RELATED TO DEATH, DISABILITY OR RETIREMENT

In the event that our Named Executive Officers’ employment is terminated due to death, disability or retirement, they or their surviving spouse or estate (as the case may be) will be entitled to any benefits due or earned in accordance with applicable benefit plans, and the following amounts will be paid in a single lump sum within 15 days of the termination of their employment: (a) unpaid base salary through the date of termination; and (b) incentive awards earned in the prior year, but not yet paid. Additionally, all unvested equity awards held by the Named Executive Officer that were in existence as of the date of their employment agreement (in each case, December 19, 2007) will immediately vest. The value of such awards, based on the intrinsic value (that is, the value based upon the Company’s stock price of $41.34 at December 31, 2008 of the nonvested stock and nonvested stock unit awards that would have become vested and transferable if termination of employment due to death, disability or retirement occurred on December 31, 2008) for each of the Named Executive Officers is as follows: Mr. Borne: $1,582,040; Mr. Graham: $843,667; Mr. Redman: $413,400; Ms. Schwartz: $129,312; and Mr. Jeter: $102,813.

DIRECTOR COMPENSATION

During 2008, all non-employee directors received a monthly retainer of $5,000 and per diem attendance fees of $1,500 per each Board of Directors meeting and each committee meeting attended in person and $750 per diem attendance fees for each Board of Directors meeting and each committee meeting attended via teleconference. In other words, if the full Board of Directors and the Compensation Committee each held an in-person meeting on the same day, the attendee would receive one $1,500 fee covering both meetings.

During 2008, the Lead Director received, in addition to the other fees mentioned, a monthly retainer of $1,250. The Chairman of the Compensation Committee received, in addition to the other fees mentioned, a monthly retainer of $625 and the Chairman of the Audit Committee received, in addition to the other fees mentioned, a monthly retainer of $1,000. All directors are entitled to reimbursement for reasonable travel and lodging expenses incurred in attending meetings. Director compensation is approved on an annual basis by the Compensation Committee of our Board of Directors. The following table shows the value of all cash and equity-based compensation paid to the members of our Board of Directors during the year ended December 31, 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ronald A. LaBorde	$114,250	$79,013	$—	$—	$—	$—	$193,263
Jake L. Netterville	115,250	79,013	—	—	—	—	194,263
David R. Pitts	107,250	79,013	—	—	—	—	186,263
Peter F. Ricchiuti	82,250	79,013	—	—	—	—	161,263
Donald A. Washburn	97,750	79,013	—	—	—	—	176,763

(1)

William F. Borne, our Chief Executive Officer and Chairman of our Board of Directors and Larry R. Graham, our President, Chief Operating Officer and Director, are not included in the table above as they are employees of the Company, and thus do not receive any additional compensation for the services that they provide as Directors. The compensation that Mr. Borne and Mr. Graham receives is included in the Summary Compensation Table.

(2)

The amounts in column (c) reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS No. 123(R) pursuant to our 2008 Omnibus Incentive Compensation Plan and thus may include amounts from awards granted in and prior to 2008. Assumptions used in the calculation of this amount are included in Note 7 to our audited financial statements for the year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on February 17, 2009. As of December 31, 2008, each director listed above had 1,997 outstanding shares of nonvested stock, 100% of which will vest on July 1, 2009. In addition, as of December 31, 2008, our directors had outstanding stock options which are fully vested as follows: Mr. Laborde: 64,003 options outstanding; Mr. Netterville: 64,003 options outstanding; Mr. Pitts: 32,001 options outstanding; Mr. Ricchiuti: 37,686 options outstanding; and Mr. Washburn: 13,334 options outstanding.

CERTAIN TRANSACTIONS

In accordance with NASDAQ Marketplace Rule 4350(h), which functions as our related party transaction policy, our Board of Directors reviews all “related party transactions” for potential conflict of interest situations on an ongoing basis based upon whether such transactions are in the best interests of our Company and our stockholders. For purposes of this review, a “related party transaction” is any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K. All related party transactions must be approved by a majority of our independent directors (any independent director who is a party to a proposed related party transaction must recuse himself from the vote). Our independent directors’ approval of any related party transaction is reflected in the minutes of the meeting of our Board of Directors during which such approval was granted.

The following transactions were approved by the independent directors in accordance with our policy:

Patty Graham, the wife of Larry Graham, our President and Chief Operating Officer and a member of our Board of Directors, is employed by us as a Senior Vice President of Marketing and received an aggregate of $228,559 in salary and bonus and was awarded 1,451 shares of nonvested stock in 2008.

Martha Williams, the sister of Alice Ann Schwartz, our Chief Information Officer, is employed by us as a Vice President of Training and Development and received an aggregate of $164,337 in salary and bonus and was awarded 726 shares of nonvested stock in 2008.

OTHER MATTERS

Stockholder Nominations of Directors

Stockholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee by complying with the eligibility, advance notice and other provisions of our Bylaws. Under our Bylaws which will be in effect for the 2010 Annual Meeting of Stockholders (the “2010 Annual Meeting”), a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the nomination to our Corporate Secretary. The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2010 Annual Meeting between March 6, 2010 and April 5, 2010, provided however, if and only if the 2010 Annual Meeting is not scheduled to be held between May 5, 2010 and August 3, 2010, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The advance notice of the nomination must contain certain information specified in our Bylaws, including information concerning the nominee and the stockholder proponent. The foregoing description is only a summary of the requirements of our Bylaws. Stockholders intending to submit a nomination for the 2010 Annual Meeting must comply with the provisions specified in our Bylaws, as amended effective October 25, 2007, which were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and are also available on our website at http://www.amedisys.com/corp_governance.cfm.

Stockholder Proposals for Inclusion in Proxy Materials

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2010 Annual Meeting of Stockholders must submit their proposals so that they are received by our Corporate Secretary at the address listed below no later than the close of business on December 29, 2009. The proposal also will need to comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored material.

Stockholder Proposals of Other Business

Under our Bylaws which will be in effect for the 2010 Annual Meeting, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described above) at an annual meeting if the stockholder is (1) of record based on the record date for determining stockholders entitled to vote at the annual meeting and (2) of record on the date the stockholder gives notice of the proposal to our Corporate Secretary. In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our Bylaws, our Corporate Secretary must receive advance notice of a proposal for business at the 2010 Annual Meeting between March 6, 2010 and April 5, 2010, provided however, if and only if the 2010 Annual Meeting is not scheduled to be held between May 5, 2010 and August 3, 2010, such stockholder’s notice must be delivered to our Corporate Secretary no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The advance notice of the proposal must contain certain information specified in our Bylaws, including information concerning the proposal and the stockholder proponent. Stockholders intending to submit a proposal for the 2010 Annual Meeting must comply with the provisions specified in our Bylaws, as amended effective October 25, 2007, which were filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and are also available on our website at http://www.amedisys.com/corp_governance.cfm.

Contact Information

Stockholder proposals should be sent to:

Corporate Secretary

Amedisys, Inc.

5959 S. Sherwood Forest Boulevard

Baton Rouge, Louisiana 70816

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials or Notice. If the household received a printed set of proxy materials by mail, each shareowner will receive his or her own proxy card by mail. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt out of householding and continue to receive multiple copies of the proxy materials or Notice at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials or Notice, which typically are mailed in April of each year, by notifying us in writing or by telephone at: Investor Relations, 5959 S. Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, (225) 292-2031 or (800) 467-2662. You also may request additional copies of the proxy materials or Notice by notifying us in writing or by telephone at the same address or telephone numbers.

Other Matters to be Presented for Action at the Meeting

Management is not aware of any other matters to be presented for action at the Meeting. However, if any other matter is properly presented at the Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matter.

BY ORDER OF THE BOARD OF DIRECTORS

William F. Borne Chairman and Chief Executive Officer

April 28, 2009

AMEDISYS, INC.

5959 S. SHERWOOD FOREST BLVD. BATON ROUGE, LA 70816

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M14308-P80153

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMEDISYS, INC. For Withhold For All To withhold authority to vote for any individual

All All Except nominee(s), mark “For All Except” and write the

The Board of Directors recommends you vote number(s) of the nominee(s) on the line below.

“FOR” the following proposals:

1. To elect Directors

Nominees:

01) William F. Borne 05) David R. Pitts

02) Larry R. Graham 06) Peter F. Ricchiuti

03) Ronald A. LaBorde 07) Donald A. Washburn

04) Jake L. Netterville

Vote On Proposal For Against Abstain

2. To ratify the appointment of KPMG LLP as the company’s independent registered public accountants for the fiscal year ending

December 31, 2009.

NOTE: THIS PROXY WILL BE VOTED FOR THE CHOICES SPECIFIED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE

VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, FOR THE RATIFICATION OF THE APPOINTMENT OF

KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS AND IN THE DISCRETION OF THE

PROXY HOLDERS AS TO ALL OTHER MATTERS.

For address changes and/or comments, please check

this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M14309-P80153

AMEDISYS, INC.

Annual Meeting of Stockholders June 4, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMEDISYS, INC.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON THE REVERSE SIDE.

The undersigned stockholder of Amedisys, Inc. (the “Company”) hereby appoints William F. Borne and Larry R. Graham the true and lawful attorneys, agents and proxies of the undersigned with full power of substitution for and in the name of the undersigned, to vote all the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Amedisys Corporate Office, 5959 S. Sherwood Forest Blvd., Baton Rouge, Louisiana, on June 4, 2009 at 4:00 p.m. Central Time, and any and all adjournments or postponements thereof, with all of the powers which the undersigned would possess if personally present, for the purposes listed on the reverse side.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side